                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                         EXABYTE CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
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/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

[LOGO]

May 7, 2001

Dear Stockholder:

    It is my pleasure to invite you to Exabyte's 2001 Annual Meeting of Stockholders, to be held on June 1, 2001 at Exabyte's corporate headquarters. You will find information about the Annual Meeting in the enclosed Notice of Annual Meeting and Proxy Statement. In addition, you will also find enclosed a form of proxy and details on how to grant your proxy via mail, telephone or Internet. I encourage you to vote by granting your proxy as soon as possible in order to ensure that your vote will be counted at the Annual Meeting.

    You may notice that you did not receive a glossy Annual Report in your proxy materials. This year, your management team has decided not to print a separate Annual Report to Shareholders. They have instead included the information typically contained in the Annual Report as Appendix B to this Proxy Statement. This new format allows Exabyte to take advantage of valuable cost saving measures, and still allows us to provide our stockholders with important information you need in order to cast your vote at the Annual Meeting.

    On behalf of the Board of Directors and management, I thank you for your continued support of Exabyte during these challenging times.

Sincerely,

[LOGO]

William L. Marriner
CHAIRMAN OF THE BOARD, PRESIDENT
AND CHIEF EXECUTIVE OFFICER

[LOGO]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 1, 2001

Dear Exabyte Stockholder,

    It is my pleasure to invite you to Exabyte's 2001 Annual Meeting of Stockholders.

    We will hold the meeting on Friday, June 1, 2001 at 9:00 am (Mountain Standard Time), at Exabyte's Corporate Headquarters, located at 1685
38th Street, Boulder, Colorado. At our Annual Meeting we will ask you to:

    1.  Elect three directors to hold office until the 2004 Annual Meeting;

    2. Ratify the Board's selection of PricewaterhouseCoopers LLP as our independent accountants for fiscal 2001; and

    3.  Conduct any other business properly presented at the meeting.

    The accompanying Proxy Statement describes these items in greater detail.

    If you were a stockholder at the close of business on April 25, 2001 you are entitled to notice of and you may vote at this meeting.

    Whether or not you plan to attend Exabyte's Annual Meeting, we ask that you submit your proxy as soon as possible so that your shares can be voted at this meeting. You may vote by any of the following methods:

    -   By granting your proxy over the Internet;

    -   By granting your proxy by telephone;

    -   By mailing a traditional proxy card; or

    - By voting in person. Submitting your proxy will NOT prevent you from voting in person.

    Please review the instructions on the enclosed proxy card and in the Proxy Statement regarding each of the above voting options. At the meeting we will also report on Exabyte's business results to date and other matters of interest to stockholders.

                                                    By order of the Board of
                                                    Directors,

                                                  [SIGNATURE]
                                                    Stephen F. Smith
                                                    CORPORATE SECRETARY
Boulder, Colorado
May 7, 2001

                              EXABYTE CORPORATION
                                 -------------

                                PROXY STATEMENT
                                 -------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
  PROCEDURES................................................      2
  Why Did You Send Me This Proxy Statement?.................      2
  Where Can I Find the Information Traditionally Provided to
    Me in Your Annual Report?...............................      2
  How Many Votes Do I Have?.................................      2
  What Vote Is Required to Hold a Valid Meeting And to
    Approve Each Proposal?..................................      2
  How Do I Vote By Granting a Proxy?........................      3
  How Do I Direct My Vote If My Shares Are Held in a
    Brokerage Account Or By a Bank Or Other Nominee?........      3
  What Is the Purpose of the Telephone And Internet
    Procedures?.............................................      3
  Are There Any Additional Costs If I Grant My Proxy By
    Telephone Or Over the Internet?.........................      3
  How Will My Shares Be Voted If I Grant My Proxy?..........      4
  May I Revoke My Proxy?....................................      4
  Can I Still Vote in Person If I Have Already Granted My
    Proxy?..................................................      4
  Who Pays the Costs of Soliciting These Proxies?...........      4
  What Is the Deadline for Receipt of Stockholder Proposals
    And Nominations for Directors for Next Year's Annual
    Meeting?................................................      4
  How Do I Obtain an Annual Report on Form 10-K?............      5
PROPOSAL 1: ELECTION OF DIRECTORS...........................      6
  General...................................................      6
  Board Committees and Meetings.............................      6
  Nominees for Election for a Three-Year Term...............      7
  Directors Continuing in Office Until the 2002 Annual
    Meeting.................................................      7
  Director Continuing in Office Until the 2003 Annual
    Meeting.................................................      8
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT
  ACCOUNTANTS...............................................      9
BENEFICIAL OWNERSHIP COMPLIANCE.............................     10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     10
COMPENSATION COMMITTEE REPORT...............................     12
COMPENSATION OF DIRECTORS...................................     14
SUMMARY OF COMPENSATION.....................................     15
OFFICER SEVERANCE PROGRAM...................................     16
INCENTIVE STOCK PLAN........................................     16
STOCK OPTION GRANTS.........................................     17
OPTION EXERCISES AND YEAR-END HOLDINGS......................     18
PERFORMANCE GRAPH...........................................     19
AUDIT COMMITTE REPORT.......................................     20
OTHER MATTERS...............................................     23
APPENDIX A -- AUDIT COMMITTEE CHARTER
APPENDIX B -- ANNUAL REPORT TO STOCKHOLDERS

                           GENERAL INFORMATION ABOUT
                             THE ANNUAL MEETING AND
                               VOTING PROCEDURES

WHY DID YOU SEND ME THIS PROXY STATEMENT?

    We sent you this Proxy Statement and the enclosed proxy card because Exabyte's Board of Directors is soliciting your proxy to vote at the 2001 Annual Meeting of Stockholders. This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. However, you do not need to actually attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or grant your proxy by Internet or telephone.

    We intend to send this Proxy Statement, the attached Notice of Annual Meeting, the enclosed proxy card and our 2000 Annual Report on or about May 7, 2001 to all stockholders of record at the close of business on April 25, 2001. At the close of business on that date, there were 23,232,465 shares of Exabyte common stock and 1,500,000 shares of Series G preferred stock outstanding and entitled to vote on each matter to be voted upon at the meeting. Exabyte's common stock and our Series G preferred stock are the only classes of voting stock.

WHERE CAN I FIND THE INFORMATION TRADITIONALLY PROVIDED TO ME IN YOUR ANNUAL
  REPORT?

    Traditionally, we included a formal Annual Report when we mailed our Proxy Statement. This year, we chose to provide this information to you in an appendix to this Proxy Statement. You can find this information in Appendix B to this Proxy Statement.

HOW MANY VOTES DO I HAVE?

    Each share of Exabyte common stock that you own entitles you to one vote on each matter to be voted on at the Annual Meeting. The enclosed proxy card indicates the number of shares of Exabyte common stock that you own. Our
Series G preferred stock votes together with the common stock on an as-converted basis. As of April 25, 2001, the outstanding shares of Series G preferred stock were convertible into 1,250,000 shares of common stock.

WHAT VOTE IS REQUIRED TO HOLD A VALID MEETING AND TO APPROVE EACH PROPOSAL?

    A quorum is necessary to hold a valid meeting. A quorum is reached when the holders of at least a majority of the outstanding stock are present in person or represented by proxy at the Annual Meeting. The three director nominees receiving the most votes will be elected as directors. The affirmative vote of a majority of the shares present, whether in person or by proxy, at the meeting will be sufficient to ratify the selection of our independent auditors.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If you indicate "ABSTAIN" on any proposal when granting your proxy, your shares will still count towards a quorum, but your vote on that proposal will have the same effect as a vote "AGAINST" the proposal. Broker non-votes will also be counted towards a quorum, but otherwise will have no effect on the outcome of the proposal. (Broker non-votes occur when brokers do not vote on some matters because they have not been authorized to vote by the beneficial owners of the shares and do not have discretionary authority to vote on those matters.)

HOW DO I VOTE BY GRANTING A PROXY?

    If you are a stockholder of record, you may direct your vote by granting a proxy. You can grant your proxy by mailing in your completed, signed and dated proxy card. In addition, you can grant your proxy over the Internet or by telephone, as permitted by Delaware law.

    Whether or not you plan to attend the Annual Meeting, we urge you to grant your proxy by Internet or telephone, or by signing, dating and returning the enclosed proxy card.

    Voting by Internet: If you wish to grant your proxy by Internet, you will need to visit our website at http://www.eproxyvote.com/exbt. At this site, enter your 14-digit Control Number (found on your proxy card) where requested, and follow the instructions provided by the website.

    Voting by telephone: To grant your proxy by telephone, call our toll-free number 1-877-PRX-VOTE (1-877-779-8683) or call collect on a touch-tone phone (1-201-536-8073). Enter your 14-digit Control Number (found on your proxy card) when prompted and follow the recorded instructions.

    Voting by mail: To vote by mail, indicate your voting preference(s) on the enclosed proxy card, sign and date the card, and return it in the postage-prepaid (for the United States only) envelope.

HOW DO I DIRECT MY VOTE IF MY SHARES ARE HELD IN A BROKERAGE ACCOUNT OR BY A BANK OR OTHER NOMINEE?

    If you are the beneficial owner of shares held for you in a brokerage account or by a bank or other nominee, you may direct your vote by submitting voting instructions to your broker, bank or nominee, which will grant a proxy in accordance with your instructions. To direct your vote, you should follow the instructions provided on the voting instructions card provided by your broker, bank or nominee.

    A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. If your broker or bank is participating in that program, you may be able to direct the voting of your shares by telephone, by calling the telephone number shown on the voting form that you receive from your broker or bank, or over the Internet at the voting website of ADP Investor Communications (www.proxyvote.com). If your broker or bank participates in a different program and provides different instructions for directing your vote telephonically or over the Internet, you should follow those instructions instead.

WHAT IS THE PURPOSE OF THE TELEPHONE AND INTERNET PROCEDURES?

    The telephone and Internet procedures are designed to authenticate stockholders' identities, to allow stockholders to give their proxy instructions and to confirm that stockholders' instructions have been properly recorded.

ARE THERE ANY ADDITIONAL COSTS IF I GRANT MY PROXY BY TELEPHONE OR OVER THE
  INTERNET?

    If you grant your proxy over the Internet, you should understand that there may be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

HOW WILL MY SHARES BE VOTED IF I GRANT MY PROXY?

    If you properly fill in your proxy card and send it to us in time to vote, the proxy holders named on your proxy card will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, the proxy holders will vote your shares as recommended by the Board as follows:

    -  "FOR" the election of the nominees for director named in Proposal 1; and

    -  "FOR" ratification of independent accountant selection for fiscal 2001.

    At the time of mailing, we knew of no matters to be presented for consideration at the Annual Meeting, other than those discussed in this Proxy Statement. If any other matter is properly presented, the proxy holders will vote in accordance with their best judgment.

MAY I REVOKE MY PROXY?

    If you grant your proxy, you may revoke it at any time before it is exercised at the Annual Meeting by any one of the following three ways:

    - filing a written notice of revocation with the Corporate Secretary no later than the meeting date;

    - filing another executed proxy, which bears a later date, with the Corporate Secretary; or

    - by attending the Annual Meeting and voting in person. Please note that simply attending the Annual Meeting will NOT revoke your proxy.

CAN I STILL VOTE IN PERSON IF I HAVE ALREADY GRANTED MY PROXY?

    If you plan to attend the Annual Meeting and vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy issued in your name from the broker, bank or nominee indicating that you were the beneficial owner of the shares on April 25, 2001, the record date for voting. Granting your proxy will not affect your right to attend the Annual Meeting and vote in person.

WHO PAYS THE COSTS OF SOLICITING THESE PROXIES?

    Exabyte will pay all costs of soliciting these proxies, including preparing, assembling, printing and mailing the enclosed materials. Our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy material to their principals. We may reimburse them for expenses.

WHAT IS THE DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS FOR NEXT YEAR'S ANNUAL MEETING?

    If you would like to present a proposal for possible inclusion in our proxy statement for the 2002 Annual Meeting of Stockholders, it must comply with the requirements of Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, including the requirement that we must receive it no later than DECEMBER 26, 2001. Similarly, to present director nominations or stockholder proposals at the meeting, you must provide us with advance written notice, as indicated in our By-laws, by DECEMBER 26, 2001. Proposals or nominations received after DECEMBER 26, 2001 will be treated as untimely for purposes of inclusion in our 2002 proxy statement. A copy of our By-laws is available from the Corporate Secretary upon request.

HOW DO I OBTAIN AN ANNUAL REPORT ON FORM 10-K?

    IF YOU WOULD LIKE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR FISCAL 2000, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, PLEASE WRITE TO:

    EXABYTE CORPORATION
    INVESTOR RELATIONS
    1685 38TH STREET
    BOULDER, COLORADO 80301

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

GENERAL

    There are currently six directors on the Board. The Board is divided into three classes. One class is elected at each annual meeting of stockholders for a three-year term. Any vacancies on the Board (including a vacancy created by an increase in the size of the Board) can be filled by either a majority vote of the stockholders or a majority vote of the remaining directors. Any director elected to fill a vacancy serves for the remainder of the term of the class in which he was elected.

    Directors are elected at the Annual Meeting by the holders of a plurality of the shares present in person or represented by proxy and entitled to vote on the matter, which means that the three nominees for director who receive the most affirmative votes will be elected. The proxy holders will vote for the nominees listed below, unless you otherwise direct on your proxy card. If any of the nominees becomes unavailable for election, the proxy holders will vote for a substitute nominee selected by management. The persons nominated for election have agreed to serve if elected. We have no reason to believe that they will not be able to serve.

    There are three directors in the class whose term expires in 2001. These directors are each being nominated for re-election. If elected, the nominees would serve until the 2004 Annual Meeting and until a successor is elected and qualified (or until the director's earlier death, resignation or removal).

BOARD COMMITTEES AND MEETINGS

    During fiscal 2000 (ended December 30, 2000), the Board held five regular meetings (including telephone board meetings). The Board has two standing committees: an Audit Committee and a Compensation Committee. The Board has no standing Nominating Committee. Nominations to the Board are made by the entire Board. Each director attended at least 75% of the Board meetings and committee meetings (of those committees on which he served) that were held during his term in fiscal 2000.

    The Audit Committee meets with Exabyte's independent auditors at least once a year to review the results of the annual audit and discuss the financial statements. The Audit Committee recommends to the Board the independent accountants to be retained and considers the auditors' comments on controls, adequacy of staff and management performance, and other audit and financial control procedures. The Audit Committee, which is currently composed of Messrs. Jones, Johnson and Sorenson, met four times during fiscal 2000.

    The Compensation Committee determines officer and director compensation (including salaries, incentive compensation and stock options) as well as compensation levels for other employees when necessary, and performs other functions related to compensation that the Board assigns to it. The Compensation Committee, currently composed of Messrs. Johnson, Jones, Pardun, and Sorenson, met once during fiscal 2000.

    Biographical information for each of the nominees is provided below, followed by biographical information for each of the remaining directors.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM (EXPIRING AT THE 2004 ANNUAL MEETING OF STOCKHOLDERS)

PETER D. BEHRENDT

    Mr. Peter D. Behrendt, age 62, joined Exabyte in July 1987 as President and director. Mr. Behrendt was the Company's Chairman of the Board from January 1992 until January 1998. He served as President until January 1997, and Chief Executive Officer from July 1990 until January 1997. Prior to joining the Company, Mr. Behrendt held various executive positions during 26 years with IBM, including director of quality and product assurance for the information systems and communications group and product manager of the electronic typewriter business. Mr. Behrendt was also responsible for product and business planning for IBM's tape and disk offerings. Mr. Behrendt currently serves as Chairman of Troika Networks, a position he has held since September 2000. Troika Networks produces hardware and software for network management. He also serves as a director of Western Digital Corporation and Infocus Systems Corporation, as well as several private companies.

A. LAURENCE JONES

    Mr. A. Laurence Jones, age 48, has served as a director of Exabyte since
May 1998. Mr. Jones has served as President of Messagemedia, Inc., a provider of advanced messaging systems for Internet commerce, since March, 1999. Previously, Mr. Jones was an Operating Affiliate of McCown DeLeeuw and Co., a private equity firm, from January 1998 to February 1999. Mr. Jones served as President and Chief Executive Officer of Neodata Service, Inc., a direct marketing company, from 1993 to 1998. Mr. Jones also served as President and Chief Executive Officer of GovPX, Inc. from 1991 to 1993 and Senior Vice President and Corporate Officer of Automatic Data Processing from 1987 to 1991. Prior to 1987,
Mr. Jones spent 10 years at Wang Laboratories, where he held various technical and managerial positions, including that of Chief Executive Officer of a financial information services division. Mr. Jones also serves as a director of CCI/Triad, a private computer services company.

STEPHEN C. JOHNSON

    Mr. Stephen C. Johnson, age 58, has served as a director of Exabyte since May 1998. Mr. Johnson has served as Managing Partner of The Slingshot Group, a venture investment firm, since August 1999. Prior to that, Mr. Johnson was a founder of Komag, Incorporated, a manufacturer of media for hard disk drives, and served as its President and Chief Executive Officer from September 1983 until August 1999. Previously, Mr. Johnson was President and Chief Executive Officer of Boschert, Incorporated, a manufacturer of switching power supplies. Mr. Johnson also serves as a director of Arroyo Optics, Inc. and Smartbasket.com.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF EACH OF THE NOMINEES NAMED ABOVE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING

RALPH Z. SORENSON

    Dr. Ralph Z. Sorenson, age 67, has served as a director of Exabyte since January 1993. Dr. Sorenson is currently a managing partner of the Sorenson Limited Partnership, a venture investment firm, as well as Professor Emeritus at the College of Business and Administration at the University of Colorado at Boulder. From July 1992 to June 1993, he was Dean of the College of Business and Administration. Dr. Sorenson served as Adjunct Professor of Management at the Harvard Business School from 1989 to 1992, teaching management policy and practice. From 1981 to 1989, Dr. Sorenson was Chairman, President and Chief Executive Officer of Barry Wright Corporation, a diversified industrial company engaged in the design and manufacture of industrial products for improving productivity and integrating filing systems for the office. Prior to 1981, he was President of Babson College in Wellesley, Massachusetts.
Dr. Sorenson also serves as a director of Eaton Vance Corporation, Houghton Mifflin Company, Polaroid Corporation and Whole Foods Market Incorporated.

THOMAS E. PARDUN

    Mr. Thomas E. Pardun, age 57, has served as a director of Exabyte since April 1995. Mr. Pardun currently serves as Chairman of the Board and Chief Executive Officer of edge2net, Inc., a position he has held since
November 2000. edge2net is a leading provider of voice, data and video services on its own high-quality global communications network, focusing on the Asian market. Previously, Mr. Pardun was President of MediaOne International (previously U.S. West International, Asia-Pacific, a subsidiary of U.S.
West, Inc.), an owner/operator of international properties in cable television, telephone services, and wireless communications companies, from May 1996 until his retirement in July 2000. Before joining U.S. West, Mr. Pardun was President of the Central Group for Sprint, as well as President of Sprint's West Division and Senior Vice President of Business Development for United Telecom, a predecessor company to Sprint. Mr. Pardun also held a variety of management positions during a 19-year tenure with IBM, concluding as Director of product line evaluation. Mr. Pardun also serves as a director of Western Digital Corporation and it subsidiary companies.

DIRECTOR CONTINUING IN OFFICE UNTIL THE 2003 ANNUAL MEETING

WILLIAM L. MARRINER

    Mr. William L. Marriner, age 47, joined Exabyte in March 1987 as Vice President of finance and administration and Chief Financial Officer. He was subsequently promoted to Senior Vice President in July 1991 and Executive Vice President in December 1994 and continued to serve as Chief Financial Officer until December 1997. Mr. Marriner was elected acting President and Chief Executive Officer in January 1997, President, Chief Executive Officer and director in July 1997 and Chairman of the Board in January 1998. Prior to joining Exabyte, Mr. Marriner held various positions at Storage Technology Corporation from 1978 to 1987, including Vice President of Pacific and Latin American operations, manager of business planning and administration for international operations and Assistant to the President.

                                   PROPOSAL 2
                          RATIFICATION OF SELECTION OF
                            INDEPENDENT ACCOUNTANTS

    The Board has selected PricewaterhouseCoopers LLP as Exabyte's independent accountants for fiscal 2001 (ending December 29, 2001). The Board has directed that we submit this selection for ratification by the stockholders at the Annual Meeting.

    PricewaterhouseCoopers has audited Exabyte's financial statements since Exabyte was first incorporated. We expect a representative of PricewaterhouseCoopers to be present at the Annual Meeting to make a statement if he so desires and to respond to any appropriate questions.

    Stockholder approval of the selection of the accountants is not required by our By-laws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers to the stockholders for approval because it believes it is good corporate practice to do so. If the stockholders fail to approve this proposal, the Board will consider whether to retain PricewaterhouseCoopers, but the final decision rests entirely with the Audit Committee and the Board. Additionally, even if the selection is ratified, the Board may appoint a different independent auditing firm at any time during the year if it determines that doing so would be in the best interests of Exabyte and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter is required to ratify the selection of PricewaterhouseCoopers.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

                        BENEFICIAL OWNERSHIP COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Exabyte's directors and executive officers, as well as persons who own more than 10% of Exabyte's common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

    To our knowledge, all such Section 16(a) filing requirements were complied with during fiscal 2000. This statement is based solely on a review of reports furnished to Exabyte and written representations that no other reports were required during fiscal 2000.

                             SECURITY OWNERSHIP OF
                           CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

    The following table provides certain information regarding the ownership of Exabyte's common stock as of April 25, 2001 by:

    -  each director;

    -  each executive officer named in the Summary Compensation Table;

    -  all of Exabyte's directors and the named Executive Officers as a group;
       and

    - all those known to be beneficial owners of more than five percent of Exabyte's common stock.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              ------------------------
                                                               NUMBER OF    PERCENT OF
BENEFICIAL OWNER                                                SHARES        TOTAL
----------------                                              -----------   ----------
State of Wisconsin Investment Board(2)......................   4,495,900       18.4%
    P.O. Box 7842
    Madison, WI 53707
First Pacific Advisors, Inc.(3).............................   3,513,800       19.1%
    11400 West Olympic Boulevard
    Suite 1200
    Los Angeles, CA 90064
Dimensional Fund Advisors Inc.(4)...........................   1,577,400        6.8%
    1299 Ocean Avenue
    11th Floor
    Santa Monica, CA 90401
William L. Marriner(5)(6)...................................     566,515        2.4%
Peter D. Behrendt(5)(7).....................................     460,340        1.9%
Stephen C. Johnson(5).......................................      15,400          *
A. Laurence Jones(5)........................................      15,400          *
Thomas E. Pardun(5).........................................      33,000          *
Ralph Z. Sorenson(5)........................................      42,000          *
Stephen F. Smith(5).........................................     138,454          *
Farouk Al-Nasser(5).........................................     142,100          *
Manfred Benecken(5).........................................     116,500          *
Chester Baffa(5)............................................      20,000          *
Michael P. Koclanes(5)......................................      12,003          *
All named Executive Officers and Directors as a group (11
  persons)(8)...............................................   1,561,712        6.4%

------------

 * Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and by Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole power to vote and dispose of the shares indicated as beneficially owned. As required by Rule 13d-3(d), each beneficial owner named in the table is deemed to be the beneficial owner of shares that person has the right to acquire beneficial ownership of within 60 days of April 25, 2001. Applicable percentages are based on 23,232,465 shares outstanding on April 25, 2001, adjusted as required by Rule 13d-3(d)(1).

(2) This information is based on information received from State of Wisconsin Investment Board ("SWIB"), a government agency which manages public pension funds. Also includes 1,250,000 shares of common stock issuable upon conversion of 1,500,000 shares of Series G Preferred Stock held by SWIB.

(3) This information is based on a Schedule 13G, dated February 9, 2001, filed with the SEC by First Pacific Advisors, Inc. ("First Pacific") and a
    Schedule 13G, dated February 9, 2001, filed with the SEC by FPA Capital Fund, Inc. ("FPA"), an investment fund managed by First Pacific. First Pacific is shown to have shared voting power over 1,697,200 shares, sole voting power over no shares and shared dispositive power over all shares. FPA is shown to have sole voting and shared dispositive power over 1,176,600 shares, representing 5% of the common stock.

(4) This information is based on a Schedule 13G, dated February 2, 2001, and filed with the SEC by Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional disclaims beneficial ownership of all shares reported.

(5) Includes shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of April 25, 2001, as follows: Mr. Marriner, 457,600 shares; Mr. Behrendt, 209,000 shares; Mr. Johnson, 15,400 shares; Mr. Jones, 15,400 shares; Mr. Pardun, 32,000 shares; Dr. Sorenson, 42,000 shares; Mr. Smith, 123,500 shares; Dr. Al-Nasser, 127,100 shares;
    Mr. Benecken, 112,700 shares; Mr. Baffa, 20,000 shares; and Mr. Koclanes, 0 shares.

(6) Includes 25,000 shares held by Mr. Marriner's spouse.

(7) Includes 4,420 shares held by Mr. Behrendt's spouse as custodian for the benefit of his children.

(8) Includes shares described in the notes above, as applicable.

                        COMPENSATION COMMITTEE REPORT(1)

COMPENSATION COMMITTEE POLICIES

    The Compensation Committee (the "Committee") is composed of Exabyte's four non-employee directors. The Committee is responsible for establishing and administering the policies that govern compensation of executive officers. Due to the increasingly competitive demand for superior executive talent, Exabyte's executive compensation program has been designed to attract, retain, motivate and appropriately reward executive officers capable of leading Exabyte to meet its business objectives and to enhance long-term stockholder value. Compensation for Exabyte's executive officers includes the following key elements:

    -  base salary;

    -  incentive bonus awards; and

    -  stock option awards (long-term compensation).

    Base salary is determined primarily as a function of competitive salary levels. The Committee annually reviews the executive officers' salaries and compares them with the salary levels of executives in similar capacities and industries. The Committee then establishes salary levels for the executive officers based in large part on the results of that review.

    In establishing an executive officer's bonus plan opportunity, the Committee takes into account each executive officer's position and level of responsibility. Incentive bonus award payouts are based upon Exabyte's performance as measured by actual achievement against the annual operating plan approved by the Board of Directors during the previous fiscal year.

    In establishing an executive officer's level of stock option grant, the Committee takes into account the executive officer's performance during the previous fiscal year, his potential to influence the operations of Exabyte in the future and the performance of Exabyte during the previous fiscal year. In particular, the Committee looks at criteria such as Exabyte's:

    -  financial performance;

    -  stock performance;

    -  long-term strategic decisions; and

    -  response to a rapidly changing competitive environment.

    The Committee does not base its considerations on any single performance factor nor does it specifically assign relative weights to factors, but rather considers a mix of factors and evaluates both Exabyte's and the individual's performance against that mix.

    BASE SALARY: Executive officers' base salaries for the current year are determined annually at the first Committee meeting of that year. To determine the salary level for each executive officer, the Committee evaluates that officer's position and the Radford Study results (described below).

    The Radford Study contains the results of independent surveys comparing the compensation paid to executive officers of companies with revenues between $200 million and $500 million. One survey

---------

(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Exabyte under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

also includes a separate comparison of 40 companies that are in the computer/peripherals business, including some of Exabyte's competitors. The Committee considers the companies included in the Radford Study, particularly those listed in the smaller survey, to be similar to Exabyte and, therefore, a relevant competitive framework for purposes of compensation decisions. There is little correlation between the companies included in the Radford Study and the companies included in the industry group index used in the Performance Graph.

    After careful consideration of the Radford Study and each executive officer's position, in January 2000 the Committee approved an increase in base salary for the CEO of $25,000, representing a 7.5% increase, while each of the other executive officers received an increase in base salary of $20,000, representing an increase ranging from 8.3% -10% of their respective salaries. These adjusted salaries are at the lower range of those salaries reflected in the Radford Study. The Committee further determined in January 2001 that, due to the Company's performance in 2000, no salary increase would occur in 2001 for the executive officers. Rather, the Committee intended to provide for a greater opportunity to be created in stock option incentives awarded to the executive officers in 2001 to more closely align individual compensation with company stock performance.

    INCENTIVE BONUS AWARD: The annual incentive bonus plan for the executive officers is determined at the first Committee meeting of each year and any amounts due under the plan are paid to the executive officers in February of the following year. The amount of bonus paid depends on the level of attainment of pre-tax income targets established by the annual operating plan, which is adopted by the Board at the first meeting of each year.

    Under the 2000 bonus plan, executive officers were eligible to receive up to 200% of their potential bonus to the extent that Exabyte attained pre-tax income levels targeted in the 2000 annual operating plan. The bonus plan payout schedule was as follows: No bonus will be paid if Pretax Income is less than $0 (a loss). For Pretax Income of $1.5 million, 100% of the "on plan" bonus will be awarded. For Pretax Income of $3 million, 150% of the "on plan" bonus will be awarded. For Pretax Income of $6 million or more, 200% of the "on plan" bonus will be awarded.

    Because Exabyte did not achieve a profit in 2000, no bonuses were paid to executive officers in 2001 under the 2000 bonus plan.

    STOCK OPTION AWARDS: The third component of executive compensation is the award of stock options. The Committee has used the grant of options under the Incentive Stock Plan to underscore the common interests of stockholders and management. Options granted to executive officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to motivate executive officers to focus on long-term strategic objectives.

    In determining the size of an option to be granted to an executive officer, the Committee takes into account the executive officer's position and level of responsibility within Exabyte, the executive officer's existing stock options and unvested option holdings, the potential reward to the executive officer if the stock price appreciates in the public market, as well as the results of the Radford Study. The Committee believes that long-term incentive compensation should constitute a significant component of compensation for executive officers.

    In addition to the factors listed above, in January 2000, the Committee also assessed each executive officer's individual performance during 1999 and his potential to influence the operations of Exabyte in the future. As a result of these factors, the Committee granted options at levels ranging from 45,000 to 90,000 shares to executive officers to purchase common stock. The exercise price for each grant is equal to the closing price of the stock on the date of grant. Exabyte's option grants vest typically over 50 months and are only of value to the extent vested, and only if the stock price has appreciated above the exercise price.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. William L. Marriner's salary, bonus and stock option awards for 2000 follow the policies and methodologies set forth above. Following a review of the information contained in the Radford Study, the Committee approved in January 2000 a $25,000 increase in Mr. Marriner's base salary to $360,000. Additionally, the Committee awarded Mr. Marriner an option to acquire a total of 90,000 shares, based on a review of Mr. Marriner's current position and responsibilities, his existing stock options, and his potential to influence the operations of Exabyte in the future. For the reasons discussed in the Incentive Bonus Award section above, Mr. Marriner was not awarded a bonus under the 1999 bonus plan.

DEDUCTIBILITY OF COMPENSATION

    Section 162(m) of the Internal Revenue Code of 1986 generally imposes on Exabyte an annual corporate deduction limitation of $1 million on the compensation of certain executive officers. Compensation in excess of $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Exabyte has not adopted a policy with respect to the treatment of all forms of compensation under Section 162(m) of the Code. However, the Compensation Committee has determined that stock options and rights granted under the Incentive Stock Plan with an exercise price at least equal to the fair market value of Exabyte's common stock on the date of grant should, where practicable, be treated as "performance-based compensation." To that end, the Incentive Stock Plan provides that no employee may be granted stock options under the Incentive Stock Plan during a calendar year to purchase in excess of 500,000 shares of common stock.

COMPENSATION COMMITTEE:        THOMAS E. PARDUN, CHAIRMAN
                               STEPHEN C. JOHNSON
                               A. LAURENCE JONES
                               RALPH Z. SORENSON

                           COMPENSATION OF DIRECTORS

    Each director who is not an employee of Exabyte receives $15,000 as an annual retainer for his services as a director. In addition, non-employee directors receive $1,500 for each Board meeting they attend in person and $250 for each committee meeting they attend in person, as well as for each telephone Board meeting in which they participate. Non-employee directors received an aggregate of $110,750 for their services rendered to Exabyte during fiscal 2000. These fees have remained unchanged from the previous year. Non-employee directors are also reimbursed for out-of-pocket travel expenses in connection with their attendance at Board meetings.

    Non-employee directors receive options under the Incentive Stock Plan. On January 27th of each fiscal year, each non-employee director who has been a non-employee director for at least three months is automatically granted an option to purchase 5,000 shares of common stock. Each newly elected non-employee director, upon initial election to the Board, receives an option to purchase 10,000 shares. The exercise price of these options equals the fair market value of the stock on the date of grant. The options vest at the rate of 2% per month beginning one month following the date of grant. Directors are also eligible to receive discretionary grants of options under the Incentive Stock Plan. During fiscal 2000, options covering an aggregate of 90,000 shares were granted to non-employee directors as a group with a weighted average exercise price per share of $8.00. Of the options granted to directors, grants covering an aggregate of 60,000 shares were discretionary grants.

                            SUMMARY OF COMPENSATION

    The following table provides, for fiscal 2000 (ended December 30, 2000), fiscal 1999 (ended January 1, 2000) and fiscal 1998 (ended January 2, 1999), certain summary information concerning compensation paid to or earned by Exabyte's Chief Executive Officer, each of the other executive officers at the end of fiscal 2000, and four former executive officers who ceased employment with Exabyte during fiscal 2000 and fiscal 2001 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                                                       ------------
                                                                                        SECURITIES
                                                              ANNUAL COMPENSATION       UNDERLYING     ALL OTHER
                                                           -------------------------     OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION                       YEAR     SALARY ($)(1)   BONUS ($)      (#)(2)       ($)(4)(5)
---------------------------                     --------   -------------   ---------   ------------   ------------
William L. Marriner...........................    2000        357,115          0         90,000           1,084
  Chairman of the Board, Chief                                                           50,000(3)
  Executive Officer & President                   1999        333,461          0         50,000           5,325
                                                  1998        325,384          0         50,000           5,376

Stephen F. Smith..............................    2000        217,692          0         45,000           1,518
  Vice President, Chief                                                                  10,000(3)
  Financial Officer, General Counsel &            1999        199,230          0         30,000           6,142
  Secretary                                       1998        198,923          0         40,000           5,081

Farouk Al-Nasser(6)...........................    2000        267,317          0         60,000           3,406
  Vice President, General Manager                                                        10,000(3)
  Data Storage Products                           1999        238,844          0         40,000           8,392

Manfred Benecken(6)...........................    2000        217,692          0         45,000           4,993
  Vice President, General Manager                                                        10,000(3)
  Quality and Support Services                    1999        197,115          0         30,000           2,268

Chester Baffa(6)..............................    2000        189,373          0        100,000             838
  Vice President, Sales

Michael P. Koclanes(6)(7).....................    2000        231,540          0        300,000(3)          303
  President, Chief Executive Officer              1999        213,461          0         40,000           4,810
  CreekPath Systems, Inc.

------------

(1) Includes amounts earned but deferred at the election of the Named Executive Officers under the 401(k) plan.

(2) We have not granted any SARs or restricted stock awards.

(3) Represents stock options granted pursuant to the CreekPath Systems, Inc. 2000 Stock Option Plan.

(4) As permitted by SEC rules, we have not shown amounts for certain perquisites where the amounts do not exceed the lesser of 10% of bonus plus salary or $50,000.

(5) Includes the dollar value of executive life insurance premiums paid by Exabyte in 2000 for the benefit of the Named Executive Officers as follows:
    Mr. Marriner, $1,804; Mr. Smith, $1,518; Dr. Al-Nasser, $3,406;
    Mr. Benecken, $1,811; Mr. Baffa, $838; and Mr. Koclanes, $303. Also includes $3,182 reimbursed to Mr. Benecken for various legal and auditing fees. There were no matching payments by Exabyte under the 401(k) plan for 2000. 1999 compensation includes matching payments by Exabyte under the 401(k) plan for 1999 as follows: Mr. Marriner, $4,000; Mr. Smith, $4,000; Dr. Al-Nasser,

    $4,000; Mr. Benecken, $0; and Mr. Koclanes, $4,000; as well as the dollar value of executive life insurance premiums paid by Exabyte in 1999 for the benefit of the Named Executive Officers as follows: Mr. Marriner, $1,325; Mr. Smith, $2,142; Dr. Al-Nasser, $4,392; Mr. Benecken, $2,268; and
    Mr. Koclanes, $810. 1998 compensation includes matching payments by Exabyte under the 401(k) plan for 1998 as follows: Mr. Marriner, $4,000; and Mr. Smith, $3,679. Also includes the dollar value of executive life insurance premiums paid by Exabyte in 1998 for the benefit of the Named Executive Officers as follows: Mr. Marriner, $1,376; and Mr. Smith, $1,402.

(6) Messrs. Al-Nasser, Benecken and Koclanes were elected as executive officers on May 10, 1999. Mr. Baffa was elected as an executive officer effective May 15, 2000. Prior to that date, they did not serve as executive officers of Exabyte. Effective March 15, 2001, Messrs. Al-Nasser and Benecken ceased to be executive officers of Exabyte, and effective March 30, 2001, Mr. Baffa ceased to be an executive officer of Exabyte.

(7) On January 17, 2000, Mr. Koclanes was appointed President, CEO of CreekPath Systems, Inc., formed on December 6, 1999 as a wholly-owned subsidiary of Exabyte. Prior to that date, Mr. Koclanes served as Vice President, General Manager of Exabyte's Storage Solutions division. As a result of CreekPath's equity financing, which closed on December 22, 2000, Mr. Koclanes is no longer considered an executive officer of Exabyte.

                           OFFICER SEVERANCE PROGRAM

    Exabyte has a severance program under which officers and other specified employees are eligible to receive severance payments in the event their employment is terminated within one year after certain changes in control of Exabyte. The amounts payable under the severance program vary depending upon the position of the terminated officer or employee. The severance program limits the amount payable to up to 12 months of compensation and further provides for the accelerated vesting of outstanding stock options held by the terminated officer or employee.

                              INCENTIVE STOCK PLAN

    The Board adopted the Incentive Stock Plan in January 1987. As a result of a series of amendments, as of April 25, 2001 there were 9,500,000 shares of common stock authorized for issuance under the Incentive Stock Plan. The Incentive Stock Plan provides for the grant of both incentive stock options (which generally have a favorable tax treatment for the optionee) and non-statutory stock options to employees, directors and consultants. These grants are made at the discretion of the Board. The Incentive Stock Plan also provides for the non-discretionary grant of non-statutory stock options to our non-employee directors. In connection with the sale of Series G Preferred Stock on April 12, 2001, we have agreed to amend the Incentive Stock Plan, on or before May 16, 2001, to provide that, unless approved by the holders of a majority of the shares present and entitled to vote at a duly convened meeting of stockholders, Exabyte shall not (i) grant any stock options with an exercise price that is less than 100% of the fair market value of the underlying stock on the grant; or
(ii) reduce the exercise price of any stock option granted under the Incentive Stock Plan.

    As of April 25, 2001, options to purchase 2,711,415 shares were outstanding under the Incentive Stock Plan and 3,023,837 shares were available for future grant.

                              STOCK OPTION GRANTS

    The following table contains information for fiscal 2000 concerning the grant of stock options under the Incentive Stock Plan, except as noted, to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                                ---------------------------------------------------    POTENTIAL REALIZABLE
                                NUMBER OF    % OF TOTAL                                  VALUE AT ASSUMED
                                SECURITIES    OPTIONS                                  ANNUAL RATES OF STOCK
                                UNDERLYING   GRANTED TO                               PRICE APPRECIATION FOR
                                 OPTIONS     EMPLOYEES                                    OPTION TERM(4)
                                 GRANTED     IN FISCAL      EXERCISE     EXPIRATION   -----------------------
NAME                              (#)(1)      YEAR(3)     PRICE ($/SH)      DATE       5% ($)        10% ($)
----                            ----------   ----------   ------------   ----------   --------      ---------
William L. Marriner...........     90,000        4.86        7.8125        1/17/10    442,191       1,120,599
                                   50,000(2)     2.85          0.10        1/17/10      3,144           7,968
Stephen F. Smith..............     45,000        2.43        7.8125        1/17/10    221,095         560,299
                                   10,000(2)     0.57          0.10        1/17/10        625           1,593
Farouk Al-Nasser..............     60,000        2.16        7.8125        6/14/01    196,529         498,044
                                   10,000(2)     0.57          0.10        3/22/01        625           1,593
Manfred Benecken..............     45,000        2.43        7.8125        6/14/01    221,095         560,299
                                   10,000(2)     0.57          0.10        3/22/01        625           1,593
Chester Baffa.................    100,000        5.41        4.1875        6/28/01    263,349         667,379
Michael P. Koclanes...........    300,000(2)    17.12          0.10        1/17/10     18,866          47,812

------------

(1) Exabyte does not have a plan that provides for the issuance of SARs. Options under the Incentive Stock Plan generally vest at the rate of 2% of the total grant per month, beginning one month from the date of grant, for a period of 50 months. Options may be either non-statutory or incentive stock options. The exercise price of options granted under the Incentive Stock Plan must be at least equal to the fair market value of the common stock on the date of grant. Options granted to executive officers and certain members of management are subject to an agreement with Exabyte which provides that, upon a change of control, options will fully vest unless the Board directs otherwise. The Board may not reprice options granted under the Incentive Stock Plan.

(2) These options were granted under the CreekPath Systems, Inc. 2000 Stock Option Plan ("CreekPath Plan"). Options granted under the CreekPath Plan generally vest at the rate of 2% of the total grant per month, beginning one month from the date of grant, for a period of 50 months. Options are non-statutory stock options. The exercise price of options granted under the CreekPath Plan must be at least equal to the fair market value of the common stock on the date of grant.

(3) Based on options granted to Exabyte employees during fiscal 2000 to purchase 1,849,625 shares, and options granted to CreekPath employees during fiscal 2000 to purchase 1,752,000 shares.

(4) The potential realizable value is based on the term of the option at the date of grant (10 years in each case, with the exceptions of Messrs. Al-Nasser and Benecken, whose stock options granted pursuant to the CreekPath Plan expire on March 22, 2001, and whose stock options granted pursuant to the Incentive Stock Plan expire on June 14, 2001; and Mr. Baffa, whose stock options expire on June 28, 2001). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term, and that the option is exercised and sold on the last day of the option term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with SEC rules, and do not reflect our estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of Exabyte's common stock. The amounts reflected in this table may never be achieved.

                     OPTION EXERCISES AND YEAR-END HOLDINGS

    The following table provides information concerning the exercise of options during fiscal 2000 and unexercised options held as of the end of fiscal 2000 for the Named Executive Officers:

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                 OPTIONS AT FY-END         IN-THE-MONEY OPTIONS
                                                                      (#)(1)                 AT FY-END ($)(2)
                            SHARES ACQUIRED      VALUE       -------------------------   -------------------------
NAME                        ON EXERCISE(#)    REALIZED ($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                        ---------------   ------------   -------------------------   -------------------------
William L. Marriner.......           0               0          364,200/126,000               0/0
                                     0(3)            0           11,000/39,000                0/0
Stephen F. Smith..........           0               0           75,600/63,700                0/0
                                     0(3)            0            2,200/7,800                 0/0
Farouk Al-Nasser..........      11,000           9,625           81,100/82,900                0/0
                                     0(3)            0              2,200/0                   0/0
Manfred Benecken..........           0               0           68,900/61,100                0/0
                                     0(3)            0              2,200/0                   0/0
Chester Baffa.............           0               0           14,000/86,000                0/0
Michael P. Koclanes.......           0               0             96,100/0                   0/0
                                     0(3)            0          66,000/234,000                0/0

------------

(1) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of Exabyte's or CreekPath's common stock (as noted) on December 30, 2000.

(2) Fair market value of Exabyte's common stock on December 30, 2000 ($3.4375, based on the closing sales price reported on the Nasdaq National Market) less the exercise price of the option, or fair market value of CreekPath's common stock on December 30, 2000 ($0.10, based on a determination by the CreekPath Board of Directors) less the exercise price of the option, as noted.

(3) Represents shares of CreekPath common stock acquired upon exercise of options granted under the CreekPath Systems, Inc. 2000 Stock Option Plan. Due to CreekPath's equity financing, which closed on December 22, 2000, Mr. Koclanes was no longer considered an executive officer of Exabyte, and Messrs. Al-Nasser and Benecken were no longer considered as providing services to CreekPath. As a result, Mr. Koclanes' Exabyte unvested stock options were cancelled as of December 22, 2000 and Mr. Al-Nasser's and Mr. Benecken's CreekPath unvested stock options were cancelled as of December 22, 2000.

                              PERFORMANCE GRAPH(1)
              COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT
                           AMONG EXABYTE CORPORATION,
                          NASDAQ MARKET INDEX AND THE
                   NASDAQ COMPUTER MANUFACTURER STOCKS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      EXABYTE CORPORATION  NASDAQ MARKET INDEX  NASDAQ COMPUTER MANUFACTURER INDEX
1995               100.00               100.00                              100.00
1996                92.31               123.19                              137.98
1997                47.86               151.73                              167.29
1998                37.61               212.51                              351.89
1999                51.28               394.92                              746.28
2000               23.508              237.618                              420.46

                   ASSUMES $100 INVESTED ON DECEMBER 30, 1995
                         ASSUMES DIVIDEND REINVESTMENT
                      FISCAL YEAR ENDED DECEMBER 30, 2000

---------

(1) The material in this chart is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Exabyte under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                           AUDIT COMMITTEE REPORT(1)

AUDIT COMMITTEE ACTIVITY

    The Audit Committee of the Exabyte Corporation Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are
A. Laurence Jones, Stephen C. Johnson and Ralph Z. Sorenson. Each member of the Audit Committee is an "independent director" as defined in the Marketplace Rules of the Nasdaq Stock Market's listing standards.

    The Audit Committee performs the functions described in its Charter, which is attached to this proxy statement as Appendix "A." These functions include:

    -  reviewing and reassessing the adequacy of the Audit Committee's Charter;

    - recommending to the Company's Board of Directors the appointment of independent auditors;

    - reviewing the scope of audits and other services to be performed by the independent auditors;

    - reviewing the results of the accounting principles applied in financial reporting and the adequacy of financial and operational controls;

    -  reviewing auditor independence; and

    - acting as liaison between the Company's management, the Company's Board of Directors and the Company's independent auditors, Pricewaterhouse Coopers LLP.

    The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

    In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with the generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by the Statement of Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended by SAS 89 and SAS 90.

AUDITOR INDEPENDENCE ASSESSMENT

    In addition, the Audit Committee has discussed with the independent auditors the auditor's independence from the Company and its management, including matters in the written disclosures and letters provided by the independent auditors to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

    The Audit Committee has discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Audit Committee has met with the independent auditors, with and without management present, to discuss the results of their examinations with the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

---------

(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Exabyte under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

    The Audit Committee has further considered whether the provision of non-audit services from the independent auditors is compatible with maintaining the principal accountant's independence. The Committee used two guiding principles in considering the appropriateness of the non-audit services in maintaining the independence of the auditors: (1) whether the non-audit services facilitates the performance of the audit, improves the Company's financial reporting process, or is otherwise in the public interest, and (2) whether the Company's stockholders and investors would reasonably conclude the accountant's non-audit services would impair the accountant's ability to exercise objective and impartial judgment on all issues encompassed within the accountant's engagement.

    The Audit Committee further considered:

    - Whether the non-audit services are being performed principally for the Audit Committee;

    - The effects of the non-audit services on audit effectiveness or on the quality and timeliness of the entity's financial reporting process;

    - Whether the non-audit services would be performed by specialists who ordinarily also provide recurring audit support;

    - Whether the non-audit services would be performed by audit personnel and, if so, whether it would likely enhance their knowledge of Exabyte's business and operations;

    - Whether the role of those performing the non-audit services would be inconsistent with the auditor's role and possibly subvert the neutrality, impartiality and auditor skepticism;

    - Whether the audit firm's personnel would be assuming a management role or creating a mutuality of interest with management;

    -  Whether the auditors, in effect, would be auditing their own numbers;

    -  Whether a non-audit project must be started and completed very quickly;

    -  Whether the audit firm has unique expertise in the service;

    - Whether the size of the fees for the non-audit services is customary and not excessive;

    - Whether the accountant or any of its "covered persons" had any direct or material indirect financial interest in Exabyte; and

    - Whether the auditors used leased employees and, if so, whether the percentage of hours expended by non full time employees of the auditors was greater than 50% of the total audit hours performed for Exabyte.

    Based upon its consideration of the above-listed matters, discussions with the outside auditors and upon review of the disclosure statements received from the independent auditors, the Audit Committee believes that the independence of its outside auditors has not been impaired or affected by economic or other interests, as a result of the provisioning of any non-audit and/or information technology consulting services or from the use of leased employees.

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 30, 2000, for filing with the Securities and Exchange Committee. The Audit Committee and the Board also have recommended the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ended December 29, 2001.

AUDITOR FEES

    The aggregate fees billed by the Company's auditors for the prior fiscal year are as follows:

    - AUDIT FEES. The aggregate auditors fees for the audit of the Company's financial statements and review of interim statements, for the fiscal year ending December 30, 2000 are $182,450. Total audit fees billed during 2000 were $183,828 of which $70,414 related to the 1999 audit.

    - FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The Company did not incur any auditors fees for information technology consulting services. The aggregate auditors fees for information technology consulting services, during the fiscal year ending December 30, 2000 are $0.

    - ALL OTHER FEES. The aggregate auditors fees for all other professional services, excluding Audit Fees and Financial Information Systems Design and Implementation Fees, identified above, for the fiscal year ending December 30, 2000 are $201,036. These fees are comprised primarily of tax planning, tax compliance and employee benefit plan services.

AUDIT COMMITTEE: A. LAURENCE JONES, CHAIRMAN
              STEPHEN C. JOHNSON
              RALPH Z. SORENSON

                                 OTHER MATTERS

    The Board knows of no other proposals that will be presented for consideration at the Annual Meeting. If any other proposals are properly brought before the Annual Meeting, the proxy holders intend to vote on such proposals in accordance with their best judgment.

                                                  By Order of the Board of
                                                  Directors

                                                  [SIGNATURE]

                                                  Stephen F. Smith
                                                  CORPORATE SECRETARY

A COPY OF EXABYTE'S 2000 ANNUAL REPORT TO THE SEC ON FORM 10-K IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, EXABYTE CORPORATION, 1685 38TH STREET, BOULDER, COLORADO 80301.

                                   APPENDIX A
                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                             OF EXABYTE CORPORATION

    The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company,
(2) the compliance by the Company with legal and regulatory requirements and
(3) the independence and performance of the Company's external auditors, and, if applicable, its internal auditors.

    The Committee shall be comprised of three or more directors, as determined by the Board, each of whom shall meet the independence and experience requirements of the NASDAQ Stock Market, Inc. The members of the Committee shall be appointed by the Board.

    The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

    The Committee shall make regular reports to the Board, and shall meet at least quarterly, or more frequently as circumstances dictate. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.

AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

REVIEW PROCEDURES

    - Review and reassess the adequacy of this Charter annually. Recommend any proposed changes to the Board for approval and have the document published at least every three years in accordance with SEC regulations.

    - Review the annual audited financial statements with management, prior to filing or distribution, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

    - Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

    - Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution.

    - Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

    - Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

INDEPENDENT AUDITORS

    - Recommend to the Board the appointment of independent auditor, which firm is ultimately accountable to the Committee and the Board.

    -  Approve the fees to be paid to the independent auditor.

    - Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

    - Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61, SAS 89 and SAS 90.

    - Review the independent auditors audit plan--discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

    - Evaluate together with the Board the performance of the independent auditor and, if so determined by the Committee, recommend that the Board replace the independent auditor.

    - Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

LEGAL COMPLIANCE

    - At least annually review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

OTHER AUDIT COMMITTEE RESPONSIBILITIES

    - Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

    - Perform any other activities consistent with this Charter, the Company's by-laws and governing law, as the committee or the Board deems necessary or appropriate.

    - Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

                                   APPENDIX B
                              EXABYTE CORPORATION
                               2000 ANNUAL REPORT

    This Appendix B includes information typically included in Exabyte Corporation's Annual Report. Because this Appendix is intended to take the place of Exabyte's 2000 Annual Report, Stockholders will not receive a separate Annual Report prior to the Annual Meeting.

SAFE HARBOR DISCLAIMER

    In addition to the historical information contained in this report, the following discussion contains forward-looking statements that involve future risks and uncertainties. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. Words such as "believes," "anticipates," "expects," "intends," "plans" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Risk factors that could cause or contribute to such differences include, but are not limited to, product development, competition, management of business and product transitions, media constraints, supplier dependence and market demand, as well as those included in the Company's filings on Form 10-K and Forms 10-Q.

    In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), as adapted to the Summary Annual Report procedure, the information contained in this Appendix B is provided solely for the information of stockholders and the Securities and Exchange Commission. Such information shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulation 14A under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act, unless, and only to the extent that, it is expressly incorporated by reference into the Proxy Statement of Exabyte Corporation being delivered to stockholders in connection with the 2001 Annual Meeting of Stockholders.

                             LETTER TO SHAREHOLDERS

Dear Fellow Shareholders:

    Our record of accomplishments for 2000 was clearly mixed. We regained a position of industry leadership with the introduction of our M2-TM- tape drive. This product proved to be eight months ahead of the competition, setting new benchmarks for performance and winning several "editor's choice" awards. The M2-TM- also became the industry's first (and still only) midrange tape drive with a native fibre channel interface, important to the growing storage area network (SAN) market. The M2-TM- drive registered key wins with IBM and Fujitsu Siemens and was adopted into the library offerings of Qualstar and Spectra Logic.

    The real success of M2-TM-, however, came in the form of the automated tape library offerings which incorporate the drive. Fueled by the performance and density of the M2-TM- technology, our library business gained market share as it grew by 76% over the 1999 results and represented 33% of the year's total revenue. M2-TM- was shipped in four existing and two new library configurations in 2000. The library portfolio was also broadened with the introduction of IBM's LTO drive technology and further additions to our lineup of products which incorporate Sony's AIT drive technology.

    Despite these successes, we did not meet our overriding objective of returning the business to quarterly profitability by the end of 2000. We managed to halt five years of significant revenue declines, improve our gross margin by more than four points, modestly reduce operating expenses and reduce our pretax loss by more than $8 million dollars. But we fell well short of our revenue growth and profitability targets.

    We are continuing to attack the issues which contributed to the shortfall. Supply of sufficient media for the M2-TM- drive plagued us periodically in 2000. We have addressed our significant order backlog now that all three of our suppliers have improved their processes and yields and are now delivering to us in volume. Our production yields for the M2-TM- drive were significantly below our targets, resulting in excessive scrap, rework and overall product cost. We are attacking the root causes and are beginning to see improved yields as of this writing.

    We began the process in 2000 to outsource the manufacturing of both our drives and high volume library products. We established a strategic partnership with Hitachi Ltd. to transfer the production of the M2-TM- drive and the joint development of the M3 product. We also transferred the manufacturing of the EZ-17-TM- autoloader product to Shinei Sangyo in Singapore and are currently working to transfer the remaining high volume library products in the third quarter of 2001. These steps are being taken to reduce the ultimate cost of these products and to allow us to lower the fixed overhead structure of the company.

GOALS FOR 2001

    We are expanding our portfolio of tape library products, the most rapidly growing segment of our business. By mid-year, we expect to incorporate five leading tape drive technologies into this family of products. With an architecture that provides for a high degree of commonality between products, our OEM and reseller partners gain the benefit of faster time-to-market, lower training and support costs and the ability to concentrate their business with a single supplier.

    We are striving to make the M2-TM- drive one of the highest quality and most reliable products in the industry. We will also be enhancing the M2-TM- drive shortly with an important new feature called extended copy. This unique capability will allow the M2-TM- drive to perform data backups without the involvement of the server. This will allow much higher performance and lower cost for the user.

    We are also busy at work on the M3-TM- drive, the next in the line of backward-compatible MammothTape-TM- products. Together with Hitachi, we expect to deliver this drive near the end of 2001. We believe it will again be very competitive due to the automation density benefits of the technology--the ability to put more storage capacity and greater performance in less space than most of its competitors.

STRATEGIC INITIATIVES

    We are cognizant that all of Exabyte's drive competitors and many of our library competitors are substantially larger, have more brand recognition, and possess greater resources than do we. To better capitalize on the strengths and assets of our business--our excellent portfolio of products, channels of distribution, intellectual property, and wealth of storage expertise--we are exploring strategic alternatives for the business. These could entail an equity investment and/or merger or acquisition possibilities. We have engaged Broadview International LLC to assist us with this assessment. We are diligently pursuing any opportunity to strengthen the competitive position of the company and to enhance shareholder value.

Sincerely,

[LOGO]

William L. Marriner
Chairman of the Board, President
and Chief Executive Officer

                            SELECTED FINANCIAL DATA

    The selected financial data set forth below with respect to our consolidated statements of operations for the fiscal years ended December 30, 2000, January 1, 2000, January 2, 1999, January 3, 1998, and December 28, 1996 and with respect to the consolidated balance sheets as of December 30, 2000, January 1, 2000, January 2, 1999, January 3, 1998 and December 28, 1996 are derived from audited consolidated financial statements. The consolidated financial statements as of December 30, 2000 and January 1, 2000 and for the three years ended December 30, 2000 are included elsewhere in this prospectus and the selected financial data shown below are qualified by reference to such financial statements. There were 52 weeks in 2000, 1999, 1998 and 1996. There were 53 weeks in 1997.

                                                             FISCAL YEARS ENDED
                                            ----------------------------------------------------
                                            DEC. 30,   JAN. 1,    JAN. 2,    JAN. 3,    DEC. 28,
CONSOLIDATED STATEMENT OF OPERATIONS DATA:    2000       2000       1999       1998       1996
------------------------------------------  --------   --------   --------   --------   --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.................................  $221,742   $222,827   $286,505   $335,684   $362,891
Cost of goods sold........................   172,085    182,875    207,604    288,053    265,002
                                            --------   --------   --------   --------   --------
Gross profit..............................    49,657     39,952     78,901     47,631     97,889
Operating expenses:
  Selling, general and administrative.....    54,709     56,650     56,978     59,211     47,929
  Research and development................    36,530     35,725     29,888     40,909     38,391
                                            --------   --------   --------   --------   --------
Income (loss) from operations.............   (41,582)   (52,423)    (7,965)   (52,489)    11,569
Other income (expense), net...............      (842)     1,235      1,816       (634)     1,114
                                            --------   --------   --------   --------   --------
Income (loss) before income taxes(1)......   (42,424)   (51,188)    (6,149)   (53,123)    12,683
(Provision) benefit for income taxes(2)...     1,570    (37,219)     3,382     22,312     (4,058)
Equity in loss of investee................      (414)        --         --         --         --
                                            --------   --------   --------   --------   --------
Net income (loss).........................  $(41,268)  $(88,407)  $ (2,767)  $(30,811)  $  8,625
                                            ========   ========   ========   ========   ========
Basic net income (loss) per share.........  $  (1.83)  $  (3.97)  $  (0.12)  $  (1.38)  $   0.39
                                            ========   ========   ========   ========   ========
Common shares used in the calculation of
  basic net income (loss) per share(3)....    22,560     22,256     22,285     22,326     22,003
                                            ========   ========   ========   ========   ========
Diluted net income (loss) per share.......  $  (1.83)  $  (3.97)  $  (0.12)  $  (1.38)  $   0.39
                                            ========   ========   ========   ========   ========
Common and potential common shares used in
  the calculation of diluted net income
  (loss) per share(3).....................    22,560     22,256     22,285     22,326     22,307
                                            ========   ========   ========   ========   ========

CONSOLIDATED BALANCE SHEET DATA:
------------------------------------------
Working capital...........................  $ 27,023   $ 59,594   $116,953   $134,357   $150,713
Total assets..............................   103,792    127,276    207,836    221,346    256,126
Long-term obligations, excluding current
  portion.................................     8,146      6,570      7,461      9,049     10,441
Stockholders' equity......................    39,058     78,756    166,272    170,796    200,013

------------

(1) The Company recorded restructuring charges in 2000, 1999 and 1997 totaling $3,899,000, $2,446,000 and $34,947,000, respectively. See Note 11 of Notes to Consolidated Financial Statements.

(2) The Company recorded a full valuation allowance on all existing deferred tax assets in 1999. See Note 6 of Notes to Consolidated Financial Statements.

(3) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of shares used in computing net income (loss) per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion contains forward-looking statements that involve future risks and uncertainties. We may achieve different results than those anticipated in these forward-looking statements. The actual results that we achieve may differ materially from any forward-looking statements due to such risks and uncertainties. We have attempted to identify forward-looking statements in bold print. Additionally, words such as "believes," "anticipates," "expects," "intends," "plans" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. We undertake no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Factors that could cause or contribute to such differences include, but are not limited to, those discussed herein, as well as those discussed in our filings on Form 10-K and Forms 10-Q.

                        OVERVIEW AND RECENT DEVELOPMENTS

    We are a leading provider of information storage products, including tape drive products, automated tape libraries and recording media. Our strategic focus is data backup and archival applications for workstations, midrange computer systems and networks. Computer manufacturers and resellers require a variety of storage products which vary in price, performance, capacity and form-factor characteristics as their needs for reliable data backup and archival storage increase. Our strategy is to offer a number of products to address a broad range of these requirements.

    Our tape drive products are based on 8mm and MammothTape-TM- technologies and our tape library products are based upon 8mm, MammothTape-TM-, AIT, DLTtape-TM- and LTO-TM- Ultrium-TM- technologies. We market our products worldwide to original equipment manufacturers ("OEMs") and resellers. We also provide repair services directly to OEMs and to our resellers' customers.
OEMs incorporate our products into their own systems. We work closely with our OEMs during early product development stages to help our products readily integrate into the OEM's subsystems. Our reseller customers purchase products to resell to end users. They may also provide other services, including:

    -  distributing our products to other resellers;

    -  offering financing to end users;

    -  offering value-added products and/or services to end users.

    We have entered into joint development agreements with Hitachi Digital Media Products Division of Hitachi, Ltd. for the development of our future generation M3-TM- tape drives. On December 20, 1999, we entered into an additional joint development agreement for the development of a scanner for our current generation M2-TM- product, which at that time had been built exclusively by our wholly owned subsidiary Exabyte Magnetics GmbH ("EMG"). Under these two agreements, we had a maximum obligation with regard to development activities of approximately $5,000,000. In addition, we purchased prototype parts as needed. During 1999 and 2000, we expensed $2,100,000 and $2,900,000, respectively, for development charges and $100,000 and $600,000 for prototype parts under these agreements.

    In March 2001, we entered into a third development agreement with Hitachi. Under this agreement, we have a maximum obligation of approximately $2,500,000 for development activities, $700,000 for prototype parts and $2,800,000 for tooling costs.

    On July 24, 2000, our Board of Directors approved a plan to outsource a number of manufacturing operations to outside vendors. The first transition item is to outsource the manufacture of M2-TM-scanners from EMG to Hitachi. This transition began in September 2000 with receipt of initial shipments from Hitachi and was completed during April of 2001. Once the manufacture of M2-TM- scanners has been fully transitioned to Hitachi, EMG's role will be reduced to the manufacture of Mammoth scanners through the remaining life of that product. During the third and fourth quarters, 40 employees were terminated and 53 remained at December 30, 2000. This amount will be reduced to 27 by mid 2001 as a result of these outsourcing efforts.

    The second transition is to outsource the manufacture of a portion of the M2-TM- deck assembly from our manufacturing facility in Boulder, Colorado, to Hitachi. The first phase of this transition also commenced with our initial receipt of shipments from Hitachi in September 2000 and is anticipated to be fully completed by the first quarter of 2001. As a result of the transition completed to date, our Boulder manufacturing operations now perform final assembly, configuration and testing using the Hitachi components. Later phases of this transition may result in outsourcing all aspects of the deck assembly manufacture except final configuration of the M2-TM- drives. Final negotiations regarding the completed outsourcing are still pending.

    A final transition, which began in the third quarter of 2000, involved the outsourcing of manufacturing for our high-volume library products, such as the EZ17-TM-, 430 and 215 libraries to Shinei Sangyo Corporation ("Shinei Sangyo") in Singapore. This transition is expected to be completed by the end of the second quarter of 2001. There were no restructuring charges, asset write-offs or transfers of technology with regard to this outsourcing.

    We believe that the effect of these transitions will be the conversion of our fixed cost model, in a tight labor market, to a more variable and scalable cost model. Certain risks associated with these transitions are discussed in this prospectus under "Risk Factors" above.

    Due to ongoing operating losses and resulting liquidity restraints, we are currently reassessing our business and investigating various strategic alternatives that would result in increased liquidity. These alternatives may include one or more of the following:

    -  sale of all or part of our operating and off-balance sheet assets;

    -  restructuring of current operations;

    -  additional equity infusions; or

    -  strategic alliance, acquisition or merger.

    We have engaged an investment banker to assist in this process and will continue to explore these and other options that would provide additional capital for our objectives and operating needs. Should we be unsuccessful in achieving one or more of these actions, it is possible that we may be unable to achieve our currently contemplated business objectives or establish enough funds to support our operations, which could effect our ability to continue as a going concern. Also, as a result, the report of our independent accountants on our consolidated financial statements contains an explanatory paragraph related to this matter.

    On April 12, 2001, we entered into an agreement with a private investor, whereby we agreed to issue 1,500,000 shares of Series G preferred stock to the investor for total proceeds of $3,000,000. The dividends accrue at a rate of 9% per annum and are compounded if not paid. Dividends must be paid in cash, except that they may be paid in shares of common stock, at a price of $2.00 per share, if we are prohibited from paying cash dividends under any agreement in place as of April 16, 2001. Our bank line of credit agreement with Congress Financial Corporation currently prohibits the payment of cash dividends. Series G preferred stock has a liquidation preference over junior stock and is convertible. at the option of the holder, into shares of common stock at a conversion price of $2.40 per share, subject to adjustment. The holder of the Series G preferred stock is entitled to vote with shares of common stock (and not as a separate class) on an as-converted basis at any annual or special meeting of the Exabyte stockholders; provided, however, that without the prior written unanimous consent of the Series G preferred stock, we may not take certain actions, including asset transfer or acquisition (which terms are defined in the Certificate of Designation.) We have agreed to register for resale the shares of Series G preferred stock as well as the underlying shares of common stock issuable upon conversion, or payment of dividends when, as and if, declared by the board of directors on the Series G preferred stock. The terms of the Series G share purchase agreement prohibit us, except for certain permitted issuances, from selling common stock, or securities convertible or exercisable into common stock during the period ended June 15, 2001 for a price per share, or having an exercise or conversion price per share, of less than $2.40. In that case, we are required to pay an amount in cash equal to the difference between the sale price and $2.40 multiplied by the number of shares of common stock into which the Series G preferred stock is then convertible. We are also prohibited from taking certain actions, such as an asset transfer or acquisition, without the unanimous prior written consent of the Series G preferred stockholders.

    In March 2001, we completed a reduction in our workforce in order to reduce expenses, minimize ongoing cash consumption and to simplify our management structure. These reductions reduced the workforce by approximately 235 persons and will result in a severance charge to operations in the first quarter of 2001 of approximately $498,000.

    Since December 30, 2000, we have issued 4,081,850 stock options with exercise prices between $0.94 and $2.44, which could have a dilutive effect on future diluted net income per common share.

    The following tables set forth items in the Exabyte Corporation and Subsidiaries (the "Company") Consolidated Statements of Operations for the three years ended December 30, 2000, January 1, 2000 and January 2, 1999.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          FISCAL YEARS
                                                              ------------------------------------
                                                                2000          1999          1998
                                                              --------      --------      --------
                                                                 (AS A PERCENTAGE OF NET SALES)
Net sales...................................................    100.0%        100.0%        100.0%
Cost of goods sold..........................................     77.6          82.1          72.5
                                                               ------        ------        ------
Gross margin................................................     22.4          17.9          27.5
Operating expenses:
  Selling, general and administrative.......................     24.7          25.4          19.9
  Research and development..................................     16.4          16.0          10.4
                                                               ------        ------        ------
Loss from operations........................................    (18.7)        (23.5)         (2.8)
Other income (expense), net.................................     (0.4)          0.5           0.6
                                                               ------        ------        ------
Loss before income taxes....................................    (19.1)        (23.0)         (2.2)
(Provision) benefit for income taxes........................      0.7         (16.7)          1.2
Equity in loss of investee..................................     (0.2)           --            --
                                                               ------        ------        ------
Net loss....................................................    (18.6)%       (39.7)%        (1.0)%
                                                               ======        ======        ======

                               PRODUCT MIX TABLES

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
8mm drives:
  Eliant-TM- 820, Mammoth-LT, Mammoth and M2-TM-............  $ 83,336   $ 99,939   $122,048

8mm Libraries:
  EZ17-TM-, 215M, 220, 430M, X80 and X200...................    60,844     19,801     19,201

DLTtape-TM- Libraries:
  17D, 230D and 690D........................................     9,099     12,733      6,067

LTO-TM- Libraries:
  110L......................................................       742         --         --
Media.......................................................    55,874     67,668     67,113
Service, spares and other...................................    14,811     15,450     19,091
End-of-life drives and libraries(x).........................     4,194     14,816     64,495
Sales allowances............................................    (7,158)    (7,580)   (11,510)
                                                              --------   --------   --------
                                                              $221,742   $222,827   $286,505
                                                              ========   ========   ========

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                              (AS A PERCENTAGE OF NET SALES)
8mm drives:
  Eliant-TM- 820, Mammoth-LT, Mammoth and M2-TM-............     37.6%      44.9%      42.6%

8mm Libraries:
  EZ17-TM-,215M, 220, 430M, X80 and X200....................     27.4        8.9        6.7

DLTtape-TM- Libraries:
  17D, 230D and 690D........................................      4.1        5.7        2.1

LTO-TM- Libraries:
  110L......................................................      0.3         --         --
Media.......................................................     25.2       30.4       23.4
Service, spares and other...................................      6.7        6.9        6.7
End-of-life drives and libraries(x).........................      1.9        6.6       22.5
Sales allowances............................................     (3.2)      (3.4)      (4.0)
                                                               ------     ------     ------
                                                                100.0%     100.0%     100.0%
                                                               ======     ======     ======

------------

(x) Prior year amounts and percentages reflect current year classifications of end-of-life products.

                               CUSTOMER MIX TABLE

                                                                       FISCAL YEARS
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                              (AS A PERCENTAGE OF NET SALES)
OEM.........................................................     28.0%      38.1%      46.3%
Reseller....................................................     66.6       57.7       49.5
End user and other..........................................      5.4        4.2        4.2
                                                               ======     ======     ======
                                                                100.0%     100.0%     100.0%
                                                               ======     ======     ======

                            SALES TO MAJOR CUSTOMERS

                                                           NET SALES                   % OF TOTAL NET SALES
                                                 ------------------------------   ------------------------------
                                                   2000       1999       1998       2000       1999       1998
                                                 --------   --------   --------   --------   --------   --------
                                                         (IN THOUSANDS)
Ingram Micro...................................  $41,028    $29,967    $36,138      18.5%      13.5%      12.6%
Tech Data......................................   28,965     20,729     21,399      13.0        9.3        7.5
IBM............................................   24,985     33,790     43,405      11.3       15.2       15.2
Sun Microsystems...............................   16,780     24,400     31,505       7.6       11.0       11.0

    No other customers accounted for 10% or more of sales in any of these periods. WE CANNOT GUARANTEE THAT SALES TO THESE OR ANY OTHER CUSTOMERS WILL CONTINUE TO REPRESENT THE SAME PERCENTAGE OF OUR REVENUES IN FUTURE PERIODS. Our customers also sell competing products and continually review new technologies, which causes our sales volumes to vary from period to period.

FISCAL YEAR 2000 COMPARED TO 1999

    Our net sales decreased by 0.4% to $221.7 million in 2000 from $222.8 million in 1999. In comparing net sales from 1999 to 2000, there were several significant differences:

    - Sales of M2-TM- tape drives increased by $20.4 million. We sold our first M2-TM- drives in the fourth quarter of 1999, whereas in 2000, we had a full year of M2-TM- sales.

    - Sales of current 8mm library products increased by $41.0 million. During 2000, both unit sales and average unit prices increased as sales shifted to libraries containing M2-TM- drives from older generation Mammoth and Eliant-TM- 820 tape drives. Included in 2000 sales are our first shipments of the 215 and 430 libraries.

    - Sales of older generation 8mm tape drives (Eliant-TM-820, Mammoth-LT and Mammoth) decreased by $37.0 million, primarily in the OEM channel.

    - Sales of media decreased by $11.8 million. This decrease is due to larger than normal media shipments in the first quarter of 1999 as we resolved media supply constraints and were able to fill our backlog of outstanding orders, compounded by media supply constraints during the fourth quarter of 2000. The 2000 media supply constraints also negatively impacted our sales of M2-TM- drive and library products.

    - We sold our first LTO-TM- Ultrium-TM- libraries. LTO-TM- library sales were $742,000 in 2000 with no comparable amount in 1999.

    - Sales of DLTtape-TM- libraries decreased by $3.6 million. We believe this decrease was due in part to the fact that our DLTtape-TM- libraries utilize older-generation DLT7000 tape drives.

    - Sales of end-of-life drive and library products decreased by $10.6 million.

    Sales to OEM customers decreased in 2000 over 1999 due to reduced sales of older generation tape drive products, without a corresponding increase in sales of new generation products. OEM customers have a long qualification, adoption and integration time before purchasing new products. As a result, volume sales of our M2-TM- products to OEMs did not begin until late in the third quarter of 2000.

    Sales to domestic customers increased to 70.7% of net sales in 2000 from 66.0% in 1999. Sales to international customers decreased to 29.3% of net sales in 2000 from 34.0% in 1999. Comparing 2000 to 1999, sales to European/Middle East customers decreased by $9.1 million and sales to Pacific Rim customers decreased by $1.6 million. We believe these decreases resulted from worsening economic conditions in those regions and a resulting weakening of their local currencies.

    Our cost of sales includes the actual cost of all materials, labor and overhead incurred in the manufacturing and service processes, as well as certain other related costs. Other related costs include primarily provisions for warranty repairs and inventory obsolescence. Our cost of sales for 2000 decreased to $172.1 million from $182.9 million in 1999 and our gross margin percentage increased to 22.4% in 2000 from 17.9% in 1999. Excluding restructuring charges for both periods, our cost of goods sold decreased to $169.4 million in 2000 from $182.2 million in 1999 and our gross margin percentage increased to 23.6% from 18.2%. Included in 2000 restructuring charges was a provision for excess and obsolete inventory of $879,000. This amount related to excess M2-TM-scanner and recording head inventories held by our EMG subsidiary as a result of the decision to outsource this manufacturing to Hitachi. See "Restructuring" discussion later in this section.

    A primary factor positively impacting gross margins was the margin contribution of certain recently released M2-TM- drives and libraries which have higher gross margins than the older technology products they replaced. In addition, the increase in sales of library products, which typically carry higher gross margins than drive products, also resulted in higher gross margins. Another factor which increased gross margins was the shift to more reseller and less OEM sales. We estimate that 1999 gross margins were negatively impacted by approximately $2.3 million due to differences in the dollar/yen exchange rate while there was no significant impact in 2000, as a result of these exchange rate differences.

    Selling, general and administrative expenses decreased to $54.7 million and 24.7% of sales in 2000 from $56.7 million and 25.4% of sales in 1999. Without restructuring charges, these expenses for 1999 were $55.2 million and 24.8% of net sales. The decrease is mainly the result of employment reductions related to the third quarter 1999 restructuring, which impacted salaries and travel related expenses. Also impacting these expenses for the year, was the settlement of patent litigation with Ecrix Corporation. We had claimed that they infringed on a number of our patents, and were involved in litigation throughout the latter part of 1999 and first six months of 2000. The settlement included $450,000 for reimbursement of legal expenses that had been incurred mainly in the first and second quarters of 2000.

    Research and development expenses increased to $36.5 million and 16.4% of sales in 2000 from $35.7 million and 16.0% of sales in 1999. Excluding restructuring charges for both periods, these expenses decreased to $35.3 million and 15.9% of sales in 2000 from $35.4 million and 15.9% of sales in 1999. This decrease is the net result of the third quarter 2000 restructuring, which outsourced scanner research and development activities of EMG to Hitachi, and increased spending to support engineering efforts related to MammothTape-TM- drives and investments in new automation products. During 1999, we contracted with Hitachi for the development of technology related to future generations of MammothTape-TM- drives and manufacturing of the M2-TM-drive. During 2000 and 1999, we incurred $3.5 million and $2.2 million, respectively, of engineering expenses under these contracts. Investments in automation products included the integration of M2-TM- drives, as well as the development of a new family of mid-sized libraries that incorporates MammothTape-TM-, DLTtape-TM-, LTO-TM- Ultrium-TM- and AIT technologies. We shipped new MammothTape-TM- and LTO-TM- Ultrium-TM-products from this family during the second half of 2000. OTHER AUTOMATION PRODUCTS FROM THIS FAMILY ARE EXPECTED TO BEGIN SHIPPING IN 2001.

    Other income (expense), net consists primarily of interest income and expenses, foreign currency remeasurement and transaction gains and losses and other miscellaneous items. Other expense for 2000 was $842,000 compared to income of $1.2 million in 1999. The increase in expenses is due primarily to unfavorable changes in remeasurement and transaction gains and losses, and decreased interest income due to lower cash and investment balances. Net foreign exchange losses related to remeasurements of foreign subsidiary accounts to U.S. dollars were $860,000 in 2000, compared to $207,000 in 1999. Net foreign exchange losses related to foreign currency transactions were $1.2 million in 2000 compared to $686,000 in 1999.

    The benefit (provision) for income taxes for 2000 was 3.7% of loss before taxes compared to (72.7)% of loss before taxes in 1999. As of the second quarter of 1999, we recorded a deferred tax valuation reserve for 100% of total gross deferred tax assets. BASED ON OUR EVALUATION OF ALL AVAILABLE EVIDENCE, BOTH POSITIVE AND NEGATIVE, WE BELIEVE IT IS MORE LIKELY THAN NOT THAT OUR GROSS DEFERRED TAX ASSETS OF $70.7 MILLION WILL NOT BE REALIZED. The minimum amount of future taxable income required to fully realize these assets is $189.5 million.

    At December 30, 2000, we had domestic net operating loss carryforwards of $112.1 million, which expire between 2018 and 2020, available to offset future taxable income. Our use of $6.0 million of the carryforwards is subject to an annual limitation of $670,000 through 2005. We can carry forward foreign net operating losses indefinitely. In addition, we have unused tax credits related to our research and development activities of $4.4 million which expire between 2012 and 2020. We also have alternative minimum tax credits of $1.1 million, which we can carry forward indefinitely.

    Basic and diluted net loss per share for 2000 was $1.83 per share compared to basic and diluted net loss per share of $3.97 for 1999. Excluding restructuring charges for both years, the basic and diluted net loss per share for 2000 was $1.66 compared to $3.86 for 1999. Our decreased net loss in 2000 over 1999 was due to the increase in the deferred tax valuation reserve during 1999. Excluding restructuring charges, our pretax loss decreased $10.2 million to $38.5 million in 2000 from $48.7 million in 1999. This decrease was a result of improved margins.

FISCAL YEAR 1999 COMPARED TO 1998

    Our net sales decreased by 22.2% to $222.8 million in 1999 from $286.5 million in 1998. In comparing net sales from 1999 to 1998, there were several significant differences:

    - Sales of end-of-life products (primarily the 8505XL, 8700, 10h and 18D) decreased to $5.2 million in 1999 from $43.5 million in 1998 as we concluded the build-out and sale of these products late in 1998 and early 1999.

    - Sales of current 8mm drive products decreased to $99.9 million in 1999 from $122.0 million in 1998 as sales to our two largest OEM customers decreased by $17 million from 1998 to 1999.

    - Sales of current 8mm library products decreased to $29.4 million in 1999 from $40.0 million in 1998. This decrease was in proportion to our overall sales decrease.

    - Sales of services, spare parts and other decreased to $15.4 million in 1999 from $19.3 million in 1998 as we lost a major service customer in 1999.

    - Sales of current DLTtape-TM- libraries increased to $12.7 million in 1999 from $6.1 million in 1998. We introduced our first DLTtape-TM- library in 1997 and increased our DLTtape-TM- offerings during 1998 and 1999.

    - Sales allowances decreased to $7.6 million in 1999 from $11.5 million in 1998, having a positive impact on net sales. The decrease resulted from a lower emphasis placed on the use of sales rebates, as well as the final sell-off of desktop products in early 1998, which required a high level of sales incentives.

    During 1999, our sales shifted to reseller customers from OEM customers. Our sales to reseller customers in 1999 decreased by 9.5% in absolute dollars over 1998. Our sales to OEM customers decreased by 36% in 1999 over 1998. We undertook a number of initiatives in 1999 to position ourselves in the reseller channel in anticipation of the introduction of the M2-TM- drive late in the year.

    Sales to domestic customers decreased to 66.0% of net sales in 1999 from 70.5% in 1998. Sales to international customers increased to 34.0% of net sales in 1999 from 29.5% in 1998. Sales decreased to all geographic regions; however domestic sales decreased at a higher rate.

    Our cost of sales includes the actual cost of all materials, labor and overhead incurred in the manufacturing and service processes, as well as certain other related costs. Other related costs include primarily provisions for warranty repairs and inventory obsolescence. Our costs of sales for 1999 decreased to $182.9 million from $207.6 million in 1998 and our gross margin percentage decreased to 17.9% in 1999 from 27.5% in 1998. Excluding restructuring charges for 1999 (see "Restructuring" discussion later in this section), our cost of goods sold decreased to $182.2 million in 1999 and our gross margin percentage decreased to 18.2%.

    Our gross margin percentage decreased to 17.9% in 1999 compared to 27.5% in 1998. Excluding restructuring charges, the 1999 gross margin was 18.2%. Gross margins were negatively impacted by lower net sales, which were tied to a relatively fixed manufacturing cost structure. During 1999, we had more plant capacity than we were using to support current manufacturing volumes. Additionally, lower pricing on products approaching end-of-life status negatively impacted product margins. Gross margins in 1999 were negatively impacted by approximately $2.3 million due to difference in the dollar/yen exchange rate whereas 1998 gross margins were positively impacted by approximately $2.5 million as a result of these exchange rate differences.

    Selling, general and administrative expenses decreased to $56.7 million and 25.4% of sales in 1999 from $57.0 million and 19.9% of sales in 1998. Without restructuring charges, these expenses for 1999 were $55.2 million and 24.8% of net sales. The decrease was due to higher advertising spending in 1998 to reintroduce our Mammoth tape drive as well as introduce several new library products. In 1999, there were fewer and smaller-scale product introductions.

    Research and development expenses increased to $35.7 million and 16.0% of sales in 1999 from $29.9 million and 10.4% of sales in 1998. Without restructuring charges, 1999 expenses were $35.4 million and 15.9% of net sales. Spending increased in 1999 to support the development and release of the M2-TM-tape drive, which we first sold in the fourth quarter. In addition, we contracted with Hitachi for the development of technology related to future generations of MammothTape-TM- drives and manufacturing of the M2-TM- drive. During 1999, we incurred $2.2 million of engineering expenses under these contracts.

    Other income (expense), net consists primarily of interest income and expenses, foreign currency re-measurement and transaction gains and losses, state franchise taxes and other miscellaneous items. Other income was $1.2 million in 1999 compared to $1.8 million in 1998. This decrease was the result of unfavorable changes in foreign currency transaction gains and losses in 1999, offset by increased interest income. Net foreign exchange (gains)/losses related to foreign currency transactions were $686,000 and $(36,000) in 1999 and 1998, respectively.

    The income tax provision for 1999 of $37.2 million compared to a $3.4 million tax benefit in 1998. As of the second quarter of 1999, the Company recorded a deferred tax valuation allowance equal to 100% of total deferred tax assets. Management considered a number of factors, including the Company's cumulative operating losses over the prior three years, short-term projected losses due to the impact of delays in the release of the M2-TM- product, as well as certain offsetting positive factors. Management concluded that a valuation allowance was required for 100% of the total deferred tax assets as it is more likely than not that the deferred tax assets will not be realized. The minimum amount of future taxable income required to fully realize these assets is estimated to be $146.6 million. See Note 6 of Notes to Consolidated Financial Statements.

    Basic and diluted net loss per share for 1999 was $3.97 compared to basic and diluted net loss per share of $0.12 per share for 1998. Excluding restructuring charges in 1999, basic and diluted net loss per share was $3.86. The increased loss in 1999 was due to lower revenue, lower gross margin percentage and increased research and development expenses.

                  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The following tables set forth unaudited operating results for each quarter of fiscal 2000 and 1999. This information has been prepared on the same basis as the audited financial statements and, in the opinion of management, contains all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation thereof. These unaudited quarterly results should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                      QUARTERS ENDED
                                                         -----------------------------------------
                                                         DEC. 30,   SEP. 30,   JUL. 1,    APRIL 1,
                                                           2000       2000       2000       2000
                                                         --------   --------   --------   --------
                                                                        (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..............................................  $60,752    $ 60,100   $51,314    $ 49,576
Cost of goods sold.....................................   45,802      48,892    38,028      39,363
                                                         -------    --------   -------    --------
Gross profit...........................................   14,950      11,208    13,286      10,213
Selling, general and administrative....................   14,477      12,995    13,801      13,436
Research and development...............................    7,560       9,244     9,366      10,360
                                                         -------    --------   -------    --------
Loss from operations(1)................................   (7,087)    (11,031)   (9,881)    (13,583)
Other income (expense), net............................     (957)       (323)      393          45
                                                         -------    --------   -------    --------
Loss before income taxes...............................   (8,044)    (11,354)   (9,488)    (13,538)
(Provision) benefit for income taxes...................    1,712          49      (149)        (42)
Equity in loss of investee.............................     (414)         --        --          --
                                                         -------    --------   -------    --------
Net loss...............................................  $(6,746)   $(11,305)  $(9,637)    (13,580)
                                                         =======    ========   =======    ========
Basic net loss per share...............................  $ (0.30)   $  (0.50)  $ (0.43)   $  (0.60)
                                                         =======    ========   =======    ========
Diluted net loss per share.............................  $ (0.30)   $  (0.50)  $ (0.43)   $  (0.60)
                                                         =======    ========   =======    ========

                                                               AS A PERCENTAGE OF NET SALES
                                                         -----------------------------------------
Net sales..............................................    100.0%      100.0%    100.0%      100.0%
Cost of goods sold.....................................     75.4        81.4      74.1        79.4
                                                         -------    --------   -------    --------
Gross margin...........................................     24.6        18.6      25.9        20.6
Selling, general and administrative....................     23.8        21.6      26.9        27.1
Research and development...............................     12.4        15.4      18.3        20.9
                                                         -------    --------   -------    --------
Loss from operations(1)................................    (11.6)      (18.4)    (19.3)      (27.4)
Other income (expense), net............................     (1.6)       (0.5)      0.8         0.1
                                                         -------    --------   -------    --------
Loss before income taxes...............................    (13.2)      (18.9)    (18.5)      (27.3)
(Provision) benefit for income taxes...................      2.8         0.1      (0.3)       (0.1)
Equity in loss of investee.............................     (0.7)         --        --          --
                                                         -------    --------   -------    --------
Net loss...............................................    (11.1)%     (18.8)%   (18.8)%     (27.4)%
                                                         =======    ========   =======    ========

------------

(1) In the quarter ended September 30, 2000, the Company recorded restructuring charges of $3,899,000 related to planned closure of a wholly owned subsidiary. See Note 11 of Notes to Consolidated Financial Statements.

                                                                     QUARTERS ENDED
                                                        -----------------------------------------
                                                        JAN. 1,    OCT. 2,    JUL. 3,    APR. 3,
                                                          2000       1999       1999       1999
                                                        --------   --------   --------   --------
                                                                       (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.............................................  $ 58,617   $ 53,041   $ 48,519   $62,650
Cost of goods sold....................................    47,809     45,755     42,200    47,111
                                                        --------   --------   --------   -------
Gross profit..........................................    10,808      7,286      6,319    15,539
Selling, general and administrative...................    12,949     15,973     14,478    13,250
Research and development..............................     9,593      9,658      8,690     7,784
                                                        --------   --------   --------   -------
Loss from operations (1)..............................   (11,734)   (18,345)   (16,849)   (5,495)
Other income (expense), net...........................       (29)       900        172       192
                                                        --------   --------   --------   -------
Loss before income taxes..............................   (11,763)   (17,445)   (16,677)   (5,303)
(Provision) benefit for income taxes (2)..............      (150)       (58)   (38,814)    1,803
                                                        --------   --------   --------   -------
Net loss..............................................  $(11,913)  $(17,503)  $(55,491)  $(3,500)
                                                        ========   ========   ========   =======
Basic net loss per share..............................  $  (0.53)  $  (0.78)  $  (2.50)  $ (0.16)
                                                        ========   ========   ========   =======
Diluted net loss per share............................  $  (0.53)  $  (0.78)  $  (2.50)  $ (0.16)
                                                        ========   ========   ========   =======

                                                              AS A PERCENTAGE OF NET SALES
                                                        -----------------------------------------
Net sales.............................................     100.0%     100.0%     100.0%    100.0%
Cost of goods sold....................................      81.6       86.3       87.0      75.2
                                                        --------   --------   --------   -------
Gross margin..........................................      18.4       13.7       13.0      24.8
Selling, general and administrative...................      22.1       30.1       29.8      21.2
Research and development..............................      16.3       18.2       17.9      12.4
                                                        --------   --------   --------   -------
Loss from operations(1)...............................     (20.0)     (34.6)     (34.7)     (8.8)
Other income (expense), net...........................      (0.1)       1.7        0.3       0.3
                                                        --------   --------   --------   -------
Loss before income taxes..............................     (20.1)     (32.9)     (34.4)     (8.5)
(Provision) benefit for income taxes(2)...............      (0.2)      (0.1)     (80.0)      2.9
                                                        --------   --------   --------   -------
Net loss..............................................     (20.3)%    (33.0)%   (114.4)%    (5.6)%
                                                        ========   ========   ========   =======

------------

(1) In the quarter ended October 2, 1999, the Company recorded restructuring charges of $2,446,000 related to the consolidation of its operating structure. See Note 11 of Notes to Consolidated Financial Statements.

(2) In the quarter ended July 3, 1999, the Company recorded a full valuation allowance on all existing deferred tax assets. See Note 6 of Notes to Consolidated Financial Statements.

    Our revenue has fluctuated between $48.5 million and $62.7 million per quarter over the last eight quarters. Generally, our revenue is impacted by OEM demand, and end-user demand fulfilled through our reseller customers. The first quarter of 1999 and the fourth quarter of 1999 were positively impacted by strong media sales. In the first quarter of 1999, this was the result of fulfilling media backlog once media supply constraints from our media vendors ended. The fourth quarter of 1999 was positively impacted by higher than anticipated sales of media by our customers in connection with Year 2000 problem. Over the last eight quarters, sales of tape drive products have decreased as a percentage of total sales and sales of library products have increased. In addition, OEM sales have decreased as a percentage of total sales over the last eight quarters, and reseller sales have increased.

    Gross margins as a percentage of revenue have varied from quarter to quarter due to fluctuations in some or all of the following:

    -  total revenue

    -  product mix

    -  our products' life cycle status; and

    - our ability to absorb our relatively fixed manufacturing costs over varying revenue levels

    Gross margins in the second and third quarters of 1999 were impacted by a higher fixed manufacturing cost structure which, in part, resulted in a reduction in workforce at the end of the third quarter of 1999. The third quarter of 2000 was negatively impacted by the costs associated with our decision to phase out production at our EMG subsidiary. Our gross margins throughout 2000 have benefited from the introduction of our M2-TM- tape drive and tape libraries which incorporate this drive.

    Selling, general and administrative expenses include salaries, sales commissions, advertising expenses and marketing programs. The second and third quarters of 1999 were impacted by increased marketing expenditures directed at generating demand for the M2-TM- tape drive, which was introduced in December 1999. The third quarter of 1999 was also impacted by severance costs of approximately $1.5 million related to a workforce reduction. The fourth quarter of 2000 was negatively impacted by higher sales commissions and marketing programs directed at the introduction of several new tape library products.

    Research and development expenses include salaries, third party development costs and prototype expenses. From the second quarter of 1999 through the third quarter of 2000, we incurred approximately $1.0 million per quarter in development and prototype expenses in connection with our decision to jointly develop future generations of MammothTape-TM- products with Hitachi. In addition, we incurred restructuring charges of $1.2 million in the third quarter of 2000 in connection with our decision to phase out development of future drive components at our EMG subsidiary.

    Other income (expense), net consists primarily of interest income and expense, foreign currency remeasurement and transaction gains and losses and other miscellaneous items. Interest income decreased as a result of declining invested cash balances.

    During the second quarter of 1999, we recorded income tax expense of $38.6 million in order to reserve 100% of total gross deferred tax assets as we concluded that it was more likely than not that the deferred tax assets would not be realized.

FINANCIAL RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2001 (UNAUDITED)

    Our results of operations for the three months ended March 31, 2001 reflect $49.1 million of net sales, compared to $60.8 million in the fourth quarter of 2000. We believe this decrease resulted from an overall economic slowdown in the technology industry, as well as media supply constraints. These constraints, which we experienced for most of the first quarter of 2001, impacted our ability to sell tape drive and library products. Gross profit was $3.5 million and 7.1% of net sales in the first quarter of 2001 compared to $15.0 million and 24.6% of net sales in the fourth quarter of 2000. Gross profit for the first quarter of 2001 was negatively impacted by inventory reserves and rework charges related to our efforts to improve the quality and manufacturing yields of the M2-TM- drive product and high fixed costs relative to the level of net sales for the quarter. Operating expenses decreased by $1.8 million to $20.2 million in the first quarter of 2001 from $22.0 million in the fourth quarter of 2000. Gross profit and operating expenses during the first quarter of 2001 included severance costs of $0.2 million and

$0.3 million, respectively, for further workforce reductions. The net loss for the first quarter of 2001 increased to $17.6 million compared to $6.7 million in the fourth quarter of 2000. From December 30, 2000 to March 31, 2001, working capital decreased to $13.0 million from $27.0 million, borrowings under our line of credit increased to $14.5 million from $12.3 million, and total assets decreased to $91.9 million from $103.8 million. Results of operations for the three months ended March 31, 2001 include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation and should not be considered indicative of results to be expected for any future period. See "Risk Factors" 3.26, "Factors such as variations in our quarterly results of operations, progress in addressing issues with producing our M2-TM- tape drives and competitive press announcements may cause our stock price to fluctuate" and 3.27, "Factors such as economic conditions, industry or market shifts, or product price erosion may cause our quarterly results of operations to fluctuate".

                                  MARKET RISK

    In the ordinary course of our operations, we are exposed to certain market risks, primarily changes in foreign currency exchange rates and interest rates. Uncertainties that are either nonfinancial or nonquantifiable, such as political, economic, tax, other regulatory or credit risks are not included in the following assessment of our market risks.

FOREIGN CURRENCY EXCHANGE RATES

    We have foreign subsidiaries whose operations expose us to foreign currency exchange rate changes (See Note 1 of Notes to Consolidated Financial Statements). CHANGES IN FOREIGN CURRENCY EXCHANGE RATES COULD IMPACT REMEASUREMENT OF OUR FOREIGN DENOMINATED ASSETS AND LIABILITIES INTO U.S. DOLLARS AND OUR FUTURE EARNINGS AND CASH FLOWS FROM TRANSACTIONS DENOMINATED IN DIFFERENT CURRENCIES. At December 30, 2000, 5.3% of our total assets were denominated in foreign currencies. During 2000, 0.7% of revenue and 11.1% of operating expenses were denominated in foreign currencies. Our exposure to currency exchange rate changes is diversified due to the number of different countries in which we conduct business. We have subsidiaries in Germany, The Netherlands, Japan, Singapore and Canada whose books of record are maintained in their local currency. FOREIGN CURRENCY GAINS AND LOSSES WILL CONTINUE TO RESULT FROM FLUCTUATIONS IN THE EXCHANGE RATES OF THESE SUBSIDIARIES' OPERATIONS COMPARED TO THE U.S. DOLLAR THEREBY IMPACTING FUTURE OPERATING RESULTS.

    We purchase certain inventory components and services, denominated in yen, from Japanese manufacturers. We settle such payments at the prevailing spot rate. We prepared sensitivity analyses of our exposures from foreign assets as of December 30, 2000, and of exposure from anticipated foreign revenue, and operating expenses in 2001 using historical data and anticipated future activity to assess the impact of hypothetical changes in foreign currency exchange rates. BASED UPON THE RESULTS OF THESE ANALYSES, WE ESTIMATE THAT A HYPOTHETICAL 10% UNFAVORABLE CHANGE IN FOREIGN CURRENCY EXCHANGE RATES FROM THE 2000 YEAR END RATES COULD HAVE A $550,000 IMPACT ON NET ASSETS, A $160,000 IMPACT ON NET SALES AND A $1.0 MILLION IMPACT ON OPERATING EXPENSES. THESE RISKS ARE MATERIALLY SIMILAR TO THE RISKS PRESENTED IN THE PRIOR YEAR, AND COULD HAVE A MATERIAL EFFECT ON OUR RESULTS OF OPERATIONS, CASH FLOWS OR FINANCIAL CONDITION FOR THE NEXT YEAR.

    We have also prepared sensitivity analyses of our exposure related to yen denominated purchases. USING A HYPOTHETICAL 10% UNFAVORABLE CHANGE IN THE DOLLAR/YEN EXCHANGE RATE FROM THE YEAR END RATE, AND PROJECTED 2001 PURCHASES DENOMINATED IN YEN, WE ESTIMATE A POTENTIAL $2.9 MILLION IMPACT ON 2001 PURCHASES. THE IMPACT COULD AFFECT A COMBINATION OF NET INCOME AND INVENTORY, AND COULD HAVE A MATERIAL EFFECT ON OUR RESULTS OF OPERATIONS, CASH FLOWS OR FINANCIAL CONDITION FOR THE NEXT YEAR.

INTEREST RATES

    At December 30, 2000, we had $12.3 million outstanding against our line of credit. We pay interest on this line of credit at the lower of the bank's prime rate +1% or "LIBOR" + 3%. AS A RESULT, FLUCTUATIONS IN INTEREST RATES COULD IMPACT OUR INTEREST EXPENSE RELATED TO THIS LINE OF CREDIT. In 2000, our interest rate exposure was related to interest income on our investments and cash equivalents, which included held-to-maturity debt securities with maturity dates of ten months or less.

    We prepared sensitivity analyses of our exposure to interest rate fluctuations to assess the impact of a hypothetical change in interest rates. BASED ON THE RESULTS OF THESE ANALYSES, WE ESTIMATE THAT A HYPOTHETICAL 10% UNFAVORABLE CHANGE IN INTEREST RATES FROM THE 2000 YEAR END RATES COULD HAVE A $250,000 IMPACT ON RESULTS OF OPERATIONS. THIS RISK IS MATERIALLY SIMILAR TO THE INTEREST RISK PRESENTED IN THE PRIOR YEAR, AND COULD HAVE A MATERIAL EFFECT ON OUR RESULTS OF OPERATIONS, CASH FLOWS OR FINANCIAL CONDITION FOR THE NEXT YEAR.

                        LIQUIDITY AND CAPITAL RESOURCES

    During 2000, we expended $34.8 million of cash for operating activities, borrowed a net amount of $12.3 million against our line of credit, received $1.6 million from the issuance of common stock to employees, expended
$9.4 million on capital equipment, paid $2.1 million on long-term liabilities, received $734,000 from the sale of fixed assets and had cash overdrafts of $2.3 million. Together, these activities decreased our cash and short-term investments by $29.4 million to a year-end balance of $3.2 million. Our working capital decreased to $27.0 million at December 30, 2000. Inventories increased $13.3 million from 1999 to 2000 due to: (1) lower than anticipated revenues, particularly related to sales of M2-TM- drives, (2) increased inventory levels required during the transition phase of our manufacturing outsourcing to Hitachi, and (3) a build up of library inventories in preparation for the introduction of several new library products.

    In May 2000, we entered into a new bank line of credit agreement with Congress Financial Corporation, a subsidiary of First Union Bank Corporation. This agreement expires in May 2003. Originally, this agreement allowed borrowings up to the lesser of 80% of eligible accounts receivable or $20.0 million. In February 2001, this agreement was amended to increase the borrowing limit to $25.0 million. As of the date of the amendment, $19.6 million was available to borrow under the agreement. This amendment also added 25% of eligible finished goods inventory to the borrowing base. Eligible accounts receivable excludes invoices greater than 60 days past due, some foreign receivables and other items identified in the agreement. Eligible finished goods inventory excludes slow moving inventory and other items identified in the agreement. Collateral for this agreement includes accounts receivable and inventory, as well as certain off balance sheet assets.

    The line of credit prohibits the payment of dividends without prior bank approval and has a minimum net worth covenant, and certain other covenants. The agreement contains certain acceleration clauses that may cause any outstanding balance to become immediately due in the event of default. As of December 30, 2000, the entire $20.0 million was available to borrow, $12.3 million in borrowings were outstanding and we were in compliance with all covenants. The amount available to borrow under the line of credit varies each day based upon the levels of the underlying inventories and accounts receivable.

    Borrowings under the line of credit bear interest at the lower of the bank's prime rate +1% or "LIBOR" + 3%. AS A RESULT, ANY SIGNIFICANT FLUCTUATIONS IN THE PRIME RATE OR LIBOR WOULD IMPACT OUR INTEREST EXPENSE RELATED TO BORROWINGS UNDER THIS LINE OF CREDIT. Offsetting the amount available under the line of credit is a letter of credit, which collateralizes certain leasehold improvements made by our subsidiary in Germany. This letter is currently for DM 1,000,000 and decreases by DM 100,000 in August of each year until it is fully depleted.

    We have incurred operating losses over the last four years. The losses incurred in 2000 are attributed to continued revenue shortfalls from our business operating plan, primarily in drives and media, resulting in a build up of inventories and creating liquidity constraints. Additionally, as of December 30, 2000, we had only $7.7 million of remaining borrowing capacity under our line of credit.

    As of March 31, 2001, we were in violation of the tangible net worth covenant of the line of credit agreement. On April 12, 2001, the lender waived the covenant violation.

    As a result of the above, we are currently reassessing our business and investigating various strategic alternatives that could increase our liquidity. These alternatives may include one or more of the following:

    -  sale of all or part of our operating and off-balance sheet assets;

    -  restructuring of current operations;

    -  additional equity infusions; or

    -  strategic alliance, acquisition or merger.

    We have engaged an investment banker to assist in this process and will continue to explore these and other options that would provide additional capital for our objectives and operating needs. SHOULD WE BE UNSUCCESSFUL IN ACHIEVING ONE OR MORE OF THESE ACTIONS, IT IS POSSIBLE THAT WE MAY BE UNABLE TO ACHIEVE OUR CURRENTLY CONTEMPLATED BUSINESS OBJECTIVES OR ESTABLISH ENOUGH FUNDS TO SUPPORT OUR OPERATIONS, WHICH COULD AFFECT OUR ABILITY TO CONTINUE AS A GOING CONCERN. Also, as a result of our current liquidity constraints, the report of our independent accountants on our consolidated financial statements contains an explanatory paragraph related to this matter.

    On April 12, 2001, we entered into an agreement with a private investor, whereby we agreed to issue 1,500,000 shares of Series G preferred stock to the investor for total proceeds of $3,000,000. Dividends on the Series G preferred stock accrue at a rate of 9% per annum and are compounded if not paid. The dividends must be paid in cash, except that they may be paid in shares of common stock at a price of $2.00 per share, if we are prohibited from paying cash dividends under any agreement in place as of April 16, 2001. Our bank line of credit agreement with Congress Financial Corporation currently prohibits the payment of cash dividends. The terms of the Series G share purchase agreement prohibit us, except for certain permitted issuances, from selling common stock, or securities convertible or exercisable into common stock during the period ended June 15, 2001 for a price per share, or having an exercise or conversion price per share, of less than $2.40. In that case, we are required to pay an amount in cash equal to the difference between the sale price and $2.40 multiplied by the number of shares of common stock into which the Series G preferred stock is then convertible. See "Description of Capital Stock" and Note 14 of Notes to Consolidated Financial Statements.

    WE CURRENTLY EXPECT TO PURCHASE $5.1 MILLION OF FIXED ASSETS DURING 2001. HOWEVER, THIS MAY CHANGE IF WE ACCOMPLISH ANY OF THE STRATEGIC ACTIONS DESCRIBED ABOVE.

RESTRUCTURINGS

    During the third quarter of 2000, we incurred $3.9 million in charges related to a restructuring, which will ultimately result in the closure of our wholly owned subsidiary, EMG. This restructuring is part of a plan adopted by our Board of Directors on July 24, 2000, which outsourced a number of manufacturing operations to Hitachi in order to reduce our cost structure. The restructuring decision resulted in: (1) an immediate end to the manufacture of M2-TM- recording heads by EMG; (2) the termination of M2-TM- scanner manufacturing by EMG by April of 2001; and (3) the planned shut down of the remaining M1-TM- scanner manufacturing by the middle of 2002. No assets were transferred as a result of the decision to outsource M2-TM- scanner manufacturing to Hitachi and no technology was transferred. In addition, no write-offs were taken or restructuring charges were incurred in connection with the M2-TM- scanner outsourcing to Hitachi. There has been no change in the method of accounting for transactions between EMG and the Company and all assets not impacted by the restructuring continue to be depreciated in a consistent manner.

    These restructuring charges include employee severance and related costs of $1.6 million, excess facilities costs of $718,000, the write-off of excess inventories of $879,000, the write-off of capital equipment of $389,000 and other costs of $300,000. Workforce reductions involve 93 employees, constituting all employees of EMG. All severance payments for these employees were contractually defined, fixed and communicated during the third quarter of 2000.

    Of these restructuring costs, $2.7 million are included in cost of sales and $1.2 million are included in research and development costs. Approximately
$1.3 million of the total restructuring costs, which relate to the write-off of excess inventories and capital equipment, do not involve future cash payments.

    Approximately $360,000 in severance and related costs and $139,000 of other costs were paid during 2000. Employment at EMG was reduced by forty employees. The fixed asset writedown resulted from a decision to immediately terminate the manufacture of M2-TM- recording heads, take the underlying assets out of service and hold those assets for sale. Our actual losses on sales of fixed assets were $333,000 lower than expected. Approximately $2.2 million in accrued liabilities remain at December 30, 2000 for lease payments due on excess facilities, severance and related costs.

    WE ANTICIPATE FUTURE ANNUAL SAVINGS OF APPROXIMATELY $3.4 MILLION RELATED TO THIS RESTRUCTURING. WE FURTHER ANTICIPATE THAT MOST OF THE REMAINING AMOUNTS OWED WILL BE PAID BY THE MIDDLE OF 2002.

    The following table summarizes our restructuring reserve activity for 2000:

                                                                                          FIXED
                                                    SEVERANCE                INVENTORY    ASSET
                                                       AND        EXCESS      WRITE-      WRITE
                                                     RELATED    FACILITIES     DOWN        DOWN      OTHER      TOTAL
                                                    ---------   ----------   ---------   --------   --------   --------
                                                                              (IN THOUSANDS)
Restructuring charges.............................   $1,613        $718        $ 879      $ 389      $ 300      $3,899
Asset write downs.................................       --          --         (879)        --         --        (879)
Loss on sale of assets............................       --          --           --        (56)        --         (56)
Cash payment......................................     (360)         --           --         --       (139)       (499)
Additional charges/reclassifications..............       74          41           --       (333)       (55)       (273)
                                                     ------        ----        -----      -----      -----      ------
Balance, December 30, 2000........................   $1,327        $759           --         --      $ 106      $2,192
                                                     ======        ====        =====      =====      =====      ======

    During the third quarter of 1999, management determined that the division of our business into three operating segments was no longer appropriate due to the amount of overhead required to maintain this structure. We incurred $2,466,000 in pretax restructuring charges to combine our three operating segments under common management. These costs included severance, outplacement and benefits for the resulting workforce reduction of approximately 143 employees. All areas of the Company were impacted by the workforce reduction. We believe this restructuring resulted in annual savings of $11.0 million. These savings included decreased payroll and fringe benefits, as well as, savings on building rent, utilities and taxes. Expected payroll savings were a result of reductions in workforce and open positions that were not filled as a result of this restructuring.

    Approximately $664,000 of these costs were included in cost of sales, $1.5 million were included in selling, general and administrative costs and $328,000 were included in research and development costs.

    The following table summarizes the activity related to the 1999 restructuring reserve:

                                                           SEVERANCE AND RELATED
                                                           ---------------------
                                                              (IN THOUSANDS)
Restructuring charges....................................     $         2,446
Cash payments............................................              (2,154)
                                                              ---------------
Balance, January 1, 2000.................................                 292
Cash payments............................................                (292)
                                                              ---------------
Balance, December 30, 2000...............................     $            --
                                                              ===============

    In March 2001, the Company completed a reduction in its workforce in order to reduce expenses, minimize ongoing cash consumption and to simplify its management structure. These reductions reduced the workforce by approximately 235 persons and will result in a severance charge to operations in the first quarter of 2001 of approximately $498,000.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Information concerning the Company's market risk is disclosed in "Management's Discussion and Analysis of Financial Condition and Results of Operation," under the caption, "Market Risk."

                       REPORT OF INDEPENDENT ACCOUNTANTS

    To the Board of Directors and Stockholders of Exabyte Corporation

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Exabyte Corporation and its subsidiaries at December 30, 2000 and January 1, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations and has an accumulated deficit of $27,377,000 at December 30, 2000. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

[SIG]

Denver, Colorado
April 16, 2001

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              DECEMBER 30,    JANUARY 1,
                                                                  2000           2000
                                                              -------------   -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $  3,159       $ 25,610
  Short-term investments....................................          90          7,039
  Accounts receivable, net..................................      37,412         37,163
  Inventories, net..........................................      40,143         26,805
  Other current assets......................................       2,807          4,927
                                                                --------       --------
Total current assets........................................      83,611        101,544
                                                                --------       --------
Property and equipment, net.................................      18,754         24,708
Other long-term assets......................................       1,427          1,024
                                                                --------       --------
Total long-term assets......................................      20,181         25,732
                                                                --------       --------
                                                                $103,792       $127,276
                                                                ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable, including book overdrafts of $2,343 and
    $0, respectively........................................    $ 26,944       $ 23,327
  Accrued liabilities.......................................      14,557         13,815
  Accrued income taxes......................................         633          1,877
  Current portion of long-term obligations..................       2,147          2,931
  Line of credit............................................      12,307             --
                                                                --------       --------
Total current liabilities...................................      56,588         41,950
                                                                --------       --------
Long-term liabilities:
  Warranties................................................       6,679          5,658
  Other long-term obligations...............................       1,467            912
Commitments and contingencies (Notes 7, 11 and 12)
Stockholders' equity:
  Preferred stock, $.001 par value; 14,000 shares
    authorized; no shares issued and outstanding............          --             --
  Common stock, $.001 par value; 50,000 shares authorized;
    23,234 and 22,886 shares issued.........................          23             23
  Capital in excess of par value............................      69,154         67,584
  Treasury stock, at cost, 455 shares.......................      (2,742)        (2,742)
  Retained earnings (accumulated deficit)...................     (27,377)        13,891
                                                                --------       --------
Total stockholders' equity..................................      39,058         78,756
                                                                --------       --------
                                                                $103,792       $127,276
                                                                ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         FISCAL YEARS ENDED
                                                              -----------------------------------------
                                                              DECEMBER 30,    JANUARY 1,    JANUARY 2,
                                                                  2000           2000          1999
                                                              -------------   -----------   -----------
Net sales...................................................    $221,742       $222,827      $286,505
Cost of goods sold..........................................     172,085        182,875       207,604
                                                                --------       --------      --------
Gross profit................................................      49,657         39,952        78,901
Operating expenses:
  Selling, general and administrative.......................      54,709         56,650        56,978
  Research and development..................................      36,530         35,725        29,888
                                                                --------       --------      --------
Loss from operations........................................     (41,582)       (52,423)       (7,965)
Other income (expense):
  Interest income...........................................       1,056          2,646         2,393
  Interest expense..........................................        (686)          (477)         (607)
  Foreign exchange gains (losses), net......................      (2,024)          (893)         (194)
  Other.....................................................         812            (41)          224
                                                                --------       --------      --------
Loss before income taxes....................................     (42,424)       (51,188)       (6,149)
(Provision) benefit for income taxes........................       1,570        (37,219)        3,382
Equity interest in net loss of investee.....................        (414)            --            --
                                                                --------       --------      --------
Net loss....................................................    $(41,268)      $(88,407)     $ (2,767)
                                                                ========       ========      ========
Basic and diluted net loss per share........................    $  (1.83)      $  (3.97)     $  (0.12)
                                                                ========       ========      ========
Common shares used in the calculation of basic and diluted
  net loss per share........................................      22,560         22,256        22,285

   The accompanying notes are an integral part of the consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                           RETAINED
                                                 COMMON STOCK         TREASURY STOCK        CAPITAL        EARNINGS
                                              -------------------   -------------------   IN EXCESS OF   (ACCUMULATED
                                               SHARES     AMOUNT     SHARES     AMOUNT     PAR VALUE       DEFICIT)
                                              --------   --------   --------   --------   ------------   ------------
Balance, January 3, 1998....................   22,466      $22         (15)    $    (9)     $65,718        $105,065
Common stock options exercised ($.50 to
  $9.00 per share...........................       19       --          --          --           94              --
Common stock issued pursuant to the Employee
  Stock Purchase Plan ($4.68 and $5.95 per
  share)....................................      162        1          --          --          853              --
Tax effect of disqualifying dispositions of
  common stock..............................       --       --          --          --           28              --
Purchases of treasury stock.................       --       --        (440)     (2,733)          --              --
Net loss for the year.......................       --       --          --          --           --          (2,767)
                                               ------      ---        ----     -------      -------        --------
Balance, January 2, 1999....................   22,647       23        (455)     (2,742)      66,693         102,298

Common stock options exercised ($1.00 to
  $6.81) per share).........................       33       --          --          --          202              --
Common stock issued pursuant to the Employee
  Stock Purchase Plan ($3.30 and $3.40 per
  share)....................................      206       --          --          --          689              --
Net loss for the year.......................       --       --          --          --           --         (88,407)
                                               ------      ---        ----     -------      -------        --------
Balance, January 1, 2000....................   22,886       23        (455)     (2,742)      67,584          13,891

Common stock options exercised ($3.97 to
  $9.00 per share)..........................      143       --          --          --          880              --
Common stock issued pursuant to the Employee
  Stock Purchase Plan ($2.92 to $3.83 per
  share)....................................      205       --          --          --          690              --
Net loss for the year.......................       --       --          --          --           --         (41,268)
                                               ------      ---        ----     -------      -------        --------
Balance, December 30, 2000..................   23,234      $23        (455)    $(2,742)     $69,154        $(27,377)
                                               ======      ===        ====     =======      =======        ========

   The accompanying notes are an integral part of the consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                            FISCAL YEARS
                                                              -----------------------------------------
                                                              DECEMBER 30,    JANUARY 1,    JANUARY 2,
                                                                  2000           2000          1999
                                                              -------------   -----------   -----------
Cash flows from operating activities:
  Cash received from customers..............................    $221,550       $223,624      $291,422
  Cash paid to suppliers and employees......................    (258,653)      (249,910)     (269,301)
  Interest received.........................................       1,223          2,628         2,314
  Interest paid.............................................        (686)          (477)         (607)
  Income taxes paid.........................................        (111)          (297)       (1,093)
  Income tax refund received................................       1,865            663        11,771
                                                                --------       --------      --------
    Net cash (used) provided by operating activities........     (34,812)       (23,769)       34,506
                                                                --------       --------      --------
Cash flows from investing activities:
  Purchase of short-term investments........................      (2,051)       (41,000)      (69,275)
  Proceeds from the sale of short-term investments..........       9,000         48,106        56,600
  Capital expenditures......................................      (9,456)       (11,002)       (9,414)
  Proceeds from the sale of fixed assets....................         734             --            --
                                                                --------       --------      --------
    Net cash used by investing activities...................      (1,773)        (3,896)      (22,089)
                                                                --------       --------      --------
Cash flows from financing activities:
  Proceeds from issuance of common stock....................       1,570            891           948
  Purchase of treasury stock................................          --             --        (2,733)
  Cash overdraft............................................       2,343             --            --
  Borrowings under line of credit...........................      87,345             --            --
  Payments under line of credit.............................     (75,038)            --            --
  Principal payments on long-term Obligations...............      (2,086)        (4,187)       (1,075)
                                                                --------       --------      --------
    Net cash provided (used) provided by financing
      activities............................................      14,134         (3,296)       (2,860)
                                                                --------       --------      --------
Net (decrease) increase in cash and cash equivalents........     (22,451)       (30,961)        9,557
Cash and cash equivalents at beginning of year..............      25,610         56,571        47,014
                                                                --------       --------      --------
Cash and cash equivalents at end of year....................    $  3,159       $ 25,610      $ 56,571
                                                                ========       ========      ========

   The accompanying notes are an integral part of the consolidated financial statements.

                                 (IN THOUSANDS)

                                                                            FISCAL YEARS
                                                              -----------------------------------------
                                                              DECEMBER 30,    JANUARY 1,    JANUARY 2,
                                                                  2000           2000          1999
                                                              -------------   -----------   -----------
Reconciliation of net loss to net cash (used) provided by
  operating activities:
  Net loss..................................................    $(41,268)      $(88,407)     $ (2,767)
  Adjustments to reconcile net loss to net cash (used)
    provided by operating activities:
    Depreciation, amortization and other....................      14,281         15,648        16,619
    Net liabilities assumed by equity investee..............       1,715             --            --
    Write-down of assets....................................       1,459             --         1,961
    Deferred income tax provision (benefit).................          --         36,945        (7,367)
    Provision for losses and reserves on accounts
      receivable............................................       6,429          6,666         8,521
    Equity in loss of investee..............................         414             --            --
Change in assets and liabilities:
  Accounts receivable.......................................      (6,679)        (5,815)       (4,958)
  Inventories, net..........................................     (14,592)           192        17,554
  Income tax receivable.....................................        1428          1,132        13,310
  Other current assets......................................         691            804         1,566
  Other assets..............................................         (60)            15           (43)
  Accounts payable..........................................       1,274          7,295         2,040
  Accrued liabilities.......................................         742           (187)      (11,944)
  Accrued income taxes......................................      (2,661)          (493)        1,353
  Other long-term obligations...............................       2,015          2,436        (1,339)
                                                                --------       --------      --------
  Net cash (used) provided by operating activities..........    $(34,812)      $(23,769)     $ 34,506
                                                                ========       ========      ========
Supplemental schedule of non-cash investing and financing
  activities:
  Notes payable issued to purchase property and equipment
    and services............................................    $     --       $  2,092      $  1,102
  Income tax benefit of disqualifying dispositions of common
    stock...................................................          --             --            28
  Capital lease obligations.................................         929             --           904

   The accompanying notes are an integral part of the consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Exabyte Corporation ("Exabyte" or the "Company") was incorporated on June 5, 1985 under the laws of the state of Delaware. Exabyte designs, manufactures and markets a full range of 8mm and MammothTape-TM- tape drives as well as 8mm, MammothTape-TM-, DLTtape-TM-, AIT, and LTO-TM- Ultrium-TM-automated tape libraries. Exabyte also provides its own brand of recording media and provides worldwide service and customer support to its customers and end users. The Company reports its results of operations on the basis of a fiscal year of 52 or 53 weeks ending on the Saturday closest to December 31. There were 52 weeks in all years presented.

FINANCIAL CONDITION

    The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses of $41.3 million, $88.4 million and $2.8 million in fiscal 2000, 1999 and 1998, respectively, negative cash flows from operations of $34.8 million and $23.8 million in fiscal 2000 and 1999, respectively, and has an accumulated deficit of $27.4 million as of December 30, 2000. The losses incurred in 2000 are attributed to continued revenue shortfalls from the Company's business operating plan, primarily in drives and media, resulting in a build up of inventories and creating liquidity constraints. Additionally, as of December 30, 2000, the Company had only $7.7 million of remaining borrowing capacity under its line of credit. Subsequent amendment to this line increased the borrowing limit from $20.0 million to $25.0 million, and added certain collateral to the borrowing base. On the date of the amendment of the line, the amount available to borrow was $19.6 million. This amount changes daily based upon the levels of the underlying inventory and receivables.

    The above factors raise substantial doubt about whether the Company can continue as a going concern. Therefore, the Company is currently reassessing its business and investigating various strategic alternatives that would result in increased liquidity. These alternatives may include one or more of the following:

    -  sale of all or part of our operating and off-balance sheet assets;

    -  restructuring of current operations;

    -  additional equity infusions; or

    -  strategic alliance, acquisition or merger.

    The Company has engaged an investment banker to assist in this process and will continue to explore these and other options that would provide additional capital for longer-term objectives and operating needs. It will be necessary for the Company to take one or more of these actions in order to have sufficient funds to support its operations. Should the Company not be successful in achieving one or more of these actions, it is possible that the Company may not be able to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. See Note 14 of Notes to Consolidated Financial Statements.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION

    The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable. Generally, these criteria are met upon shipment of products and transfer of title to customers. Revenue from sales to certain resellers is subject to agreements allowing certain rights of return and price protection on unsold merchandise held by those resellers. Accordingly, reserves for estimated future returns and for price protection are provided in the period of the sale. Revenue for out-of-warranty service repairs is recorded when the service has been performed and the product has been shipped back to the customer. Revenue for on-site warranty contracts is deferred and amortized on a straight-line basis over the contract period. Certain original equipment manufacturers ("OEM's") require that we maintain inventory at third party warehouses. Revenue for these sales are recorded when title passes, upon the OEM taking possession of the inventory from the warehouse.

FOREIGN CURRENCY TRANSACTIONS AND REMEASUREMENT

    The U.S. dollar is the functional currency of the consolidated corporation including its subsidiaries. For the Company's foreign subsidiaries, monetary assets and liabilities are remeasured into U.S. dollars using the exchange rates in effect at the balance sheet date and non-monetary assets are remeasured at historical rates. Results of operations are remeasured using the average exchange rates during the period. The Company recorded net foreign exchange losses related to these remeasurements of $860,000, $207,000 and $230,000 in 2000, 1999 and 1998, respectively. From time to time, the Company enters into transactions that are denominated in foreign currencies. These transactions are translated at the prevailing spot rate upon payment and recorded in the operating account to which the payment relates. Accounts receivable and payable from subsidiaries denominated in foreign currencies are translated at each period end using period end rates and transaction gains and losses are recorded. The Company recorded net foreign exchange (gains) losses related to these transactions of $1,164,000, $686,000 and $(36,000) in 2000, 1999 and 1998,
respectively.

FOREIGN CURRENCY FORWARD CONTRACTS

    Through 1998, the Company entered into foreign currency forward contracts in anticipation of movements in the dollar/yen exchange rate, which it used to hedge the purchase of certain inventory components from Japanese manufacturers. The Company did not enter into these contracts for trading purposes. Contracts were generally established with a maturity date within six months of the purchase date. Hedged inventory transactions were included in the Statement of Cash Flows as operating activities. Transaction gains or losses due to exchange rate movements were recorded upon settlement of the transaction, deferred into inventory, and recognized in income as the underlying inventory was sold.

    Since 1998, the Company has not entered into any foreign currency forward contracts or other derivative instruments to hedge inventory transactions. Accordingly, there were no such instruments outstanding at December 30, 2000 and January 1, 2000.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, accrued liabilities, borrowings under the Company's line of credit and the current portion of long-term obligations in the consolidated financial statements approximate fair value because of the short-term maturity of these instruments. The fair value of long-term obligations for notes payable and capital leases was estimated by discounting the future cash flows using market interest rates and does not differ significantly from the amounts reflected in the consolidated financial statements.

COMPREHENSIVE INCOME

    The Company has no items of comprehensive income.

CONCENTRATION OF CREDIT RISK

    The Company's customers include OEMs, resellers and end users. Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable, cash equivalents and short-term investments. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. At December 30, 2000 and January 1, 2000, one customer accounted for approximately 27% and 21%, respectively, of net accounts receivable. Another customer accounted for 18% and 15%, respectively, of net accounts receivable at December 30, 2000 and January 1, 2000. At December 30, 2000, a third customer accounted for 11% of net accounts receivable. At January 1, 2000, a fourth customer accounted for 10% of net accounts receivable. No other customers accounted for 10% or more of net accounts receivable at year-end for the two years presented. Accounts receivable are summarized as follows:

                                                        DECEMBER 30,    JANUARY 1,
                                                            2000           2000
                                                        -------------   -----------
                                                              (IN THOUSANDS)
Accounts receivable...................................     $44,825        $45,018
Less: reserves and allowance for non-collection.......      (7,413)        (7,855)
                                                           -------        -------
                                                           $37,412        $37,163
                                                           =======        =======

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. There were no such cash equivalents at December 30, 2000. Such cash equivalents aggregated $18,797,000 at January 1, 2000.

    The Company periodically invests in held-to-maturity debt securities, which are recorded at amortized cost. These include corporate bonds, government bonds and certificates of deposit. At December 30, 2000 and January 1, 2000, these investments had maturity dates of ten months or less. There were no unrealized gains or losses on such investments for the three years ended December 30, 2000.

INVENTORIES

    Inventories are stated at the lower of cost or market, cost being determined by the first-in, first-out method, and include material, labor and manufacturing overhead. Inventories are presented net of reserves for excess quantities and obsolescence of $7,301,000 and $9,569,000 at December 30, 2000 and January 1, 2000, respectively, and consist of the following:

                                                        DECEMBER 30,    JANUARY 1,
                                                            2000           2000
                                                        -------------   -----------
                                                              (IN THOUSANDS)
Raw materials and component parts.....................     $23,361        $15,694
Work-in-process.......................................       1,817          1,874
Finished goods........................................      14,965          9,237
                                                           -------        -------
                                                           $40,143        $26,805
                                                           =======        =======

DEPRECIATION AND AMORTIZATION

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective depreciable assets. Software, computers, furniture and machinery/equipment are depreciated over three years. Leasehold improvements are amortized on a straight-line basis over the useful life of the asset or the lease term (three to twelve years). Maintenance and repairs are expensed as incurred and improvements are capitalized.

    The Company continually evaluates long-lived assets, based on the net future cash flow expected to be generated from the asset on an undiscounted cash flow basis, whenever significant events or changes in circumstances occur which indicate the carrying amount may not be recoverable. If that analysis indicates that an impairment has occurred, we measure the impairment based on a comparison of discounted cash flows or fair values, whichever is more readily determinable, to the carrying value of the related asset.

WARRANTY COSTS

    A provision for estimated future costs which may be incurred under the Company's various product warranties is recorded when products are shipped.

ADVERTISING COSTS

    Advertising costs are expensed as incurred. Advertising expense was $4,830,000, $4,243,000 and $7,626,000 in 2000, 1999 and 1998, respectively.

RESEARCH AND DEVELOPMENT COSTS

    All research and development costs are expensed as incurred.

NET INCOME (LOSS) PER SHARE

    Basic net income (loss) per common share is based on the weighted-average number of shares of common stock outstanding during each respective period. Diluted net income (loss) per common share adds to basic weighted shares the weighted-average number of shares of potential common shares (dilutive stock options) outstanding during each respective period. Proceeds from the exercise of the potential common shares are assumed to be used to repurchase outstanding shares of the Company's common stock at the average fair market value during the period. In a period in which a loss is incurred, only the weighted-average number of common shares is used to compute the diluted loss per share, as the inclusion of potential common shares would be anti-dilutive. In all years presented, basic shares equal diluted shares because inclusion of potential common shares would be anti-dilutive.

    Options to purchase 3,371,000, 2,941,000 and 2,742,000 shares of common stock were excluded from dilutive stock option calculations for 2000, 1999 and 1998, respectively, because their exercise prices were greater than the average fair market value of the Company's stock for the period, and as such they would be anti-dilutive.

    In addition, for 2000, 1999 and 1998, options to purchase 1,249,000, 1,099,000, and 1,102,000 shares of common stock, respectively, were excluded from the diluted computation above because of their anti-dilutive effect on net loss per share. Inclusion of these shares would have resulted in additional dilutive stock options outstanding of 300,000, 45,000, and 117,000, respectively.

    Since December 30, 2000, the Company has issued 3,747,000 stock options with exercise prices between $2.09 and $2.59, which could have a dilutive effect on future diluted net income per common share.

USE OF ESTIMATES

    The Company has prepared these financial statements in conformity with generally accepted accounting principles which require the use of management's estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities, as well as the reported amounts of revenue and expenses. Accordingly, actual results could differ from the estimates used.

RECLASSIFICATIONS

    Certain reclassifications have been made to historical information to correspond to the 2000 financial statement presentation.

NEW ACCOUNTING PRONOUNCEMENTS

    In June of 1998 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities" ("SFAS 133"). SFAS 133, as amended, requires the Company to recognize all derivatives on the balance sheet at fair value. The gains or losses resulting from changes in the fair value of derivative instruments will either be recognized in current earnings or in other comprehensive income, depending on the use of the derivative and whether the hedging instrument is effective or ineffective when the hedging instrument changes in fair value. The Company will adopt SFAS No. 133 effective for the first quarter 2001. Management anticipates that the adoption of SFAS No. 133, as amended, will not have a future material impact on its consolidated financial position, results of operations, or cash flows as it does not currently anticipate entering into derivative instruments.

NOTE 2--PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                        DECEMBER 30,    JANUARY 1,
                                                            2000           2000
                                                        -------------   -----------
                                                              (IN THOUSANDS)
Equipment and furniture...............................     $69,880       $108,056
Equipment under capital leases........................       2,599          1,826
Leasehold improvements................................      20,869         17,572
Less: accumulated depreciation and amortization.......     (74,594)      (102,746)
                                                           -------       --------
                                                           $18,754       $ 24,708
                                                           =======       ========

    Depreciation expense was $12,834,000, $15,583,000 and $16,619,000 in 2000,
1999 and 1998, respectively. Accumulated amortization of equipment under capital leases was $1,799,000 and $1,446,000 at December 30, 2000 and January 1, 2000,
respectively. Amortization of equipment under capital leases is included in depreciation expense. In 2000, the Company incurred restructuring charges, which included fixed asset write-downs (see Note 11).

NOTE 3--ACCRUED LIABILITIES

    Accrued liabilities consist of the following:

                                                        DECEMBER 30,    JANUARY 1,
                                                            2000           2000
                                                        -------------   -----------
                                                              (IN THOUSANDS)
Wages and employee benefits...........................     $ 7,610        $ 6,083
Warranty costs, current portion.......................       2,676          3,536
Other.................................................       4,271          4,196
                                                           -------        -------
                                                           $14,557        $13,815
                                                           =======        =======

NOTE 4--DEBT

LINE OF CREDIT

    In May 2000, the Company entered into a new bank line of credit agreement with Congress Financial Corporation ("Congress"), a subsidiary of First Union Bank Corporation which expires May 16, 2003. Originally, this agreement allowed borrowings up to the lesser of 80% of eligible accounts receivable or $20.0 million. In February 2001, this agreement was amended to increase the borrowing limit to $25.0 million. This amendment also added 25% of eligible finished goods inventory to the borrowing base. On the date of the amendment of the line, the overall amount available to borrow was $19.6 million. This amount changes daily based upon the levels of the underlying inventories and accounts receivable. Eligible accounts receivable excludes invoices greater than 60 days past due, some foreign receivables and other items identified in the agreement. Eligible finished goods inventory excludes slow moving inventory and other items identified in the agreement. Collateral for this agreement includes accounts receivable and inventory, as well as certain off balance sheet assets.

    Borrowings under the line of credit bear interest at the lower of the bank's prime rate +1% or "LIBOR" + 3%. Offsetting the amount available under the line of credit is a letter of credit, which collateralizes certain leasehold improvements made by the Company's subsidiary in Germany. This letter is currently for DM 1,000,000 and decreases by DM 100,000 in August of each year until it is fully depleted.

    The line of credit prohibits the payment of dividends without prior bank approval, has a minimum net worth covenant, and contains certain other covenants. The agreement contains certain acceleration clauses that may cause all outstanding amounts to become immediately due in the event of default. As of December 30, 2000, $12,307,000 in borrowings were outstanding and the Company had $7,693,000 of remaining borrowing capacity. The Company was in compliance with all covenants at December 30, 2000. See Note 14 of Notes to Consolidated Financial Statements.

LONG-TERM OBLIGATIONS

    In 1999 and 1998, the Company entered into notes payable for $2,092,000 and $1,102,000, respectively to finance the purchase of certain equipment, computer software and services. The 1999 note payable requires quarterly installments of interest (7.2%) and principal through April 2001. The 1998 note payable requires monthly installments of interest (7.7%) and principal through January 2001 and is collateralized by the respective equipment. The Company has also entered into capital lease obligations related to the acquisition of certain equipment. Other long-term obligations also include the long-term portion of estimated warranty obligations and deferred revenue on on-site warranty contracts.

    The following represents future payments pursuant to these obligations as of December 30, 2000:

                                                                   CAPITAL
                                                       NOTES        LEASE      DEFERRED
                                           WARRANTY   PAYABLE    OBLIGATIONS   REVENUE     OTHER      TOTAL
                                           --------   --------   -----------   --------   --------   --------
                                                                     (IN THOUSANDS)
2001.....................................   $   --     $ 297        $ 397      $ 1,505      $--      $ 2,199
2002.....................................    2,056        --          297          416       40        2,809
2003.....................................    4,623        --          118          133       --        4,874
2004.....................................       --        --           84           63       --          147
2005.....................................       --        --           42           62       --          104
Thereafter...............................       --        --           --          273       --          273
                                            ------     -----        -----      -------      ---      -------
                                             6,679     $ 297          938        2,452       40       10,406
Less: amount representing interest.......       --        (5)        (108)          --       --         (113)
                                            ------     -----        -----      -------      ---      -------
Present value of payments................    6,679       292          830        2,452       40       10,293
Less: current portion....................       --      (292)        (350)      (1,505)      --       (2,147)
                                            ------     -----        -----      -------      ---      -------
                                            $6,679     $  --        $ 480      $   947      $40      $ 8,146
                                            ======     =====        =====      =======      ===      =======

    Interest expense aggregated $686,000, $477,000 and $607,000 in 2000, 1999 and 1998, respectively.

NOTE 5--CAPITAL STOCK AND STOCK COMPENSATION PLANS

    At December 30, 2000, the Company had three stock-based compensation plans. The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for options granted at fair market value under its fixed stock option plans and its stock purchase plan. Had compensation cost for the Company's three stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's pro forma results of operations and pro forma net loss per share would have been as follows:

                                                    2000        1999        1998
                                                  ---------   ---------   ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE
                                                                DATA)
Net loss:
  As reported...................................  $(41,268)   $(88,407)    $(2,767)
  Pro forma.....................................  $(44,634)   $(90,558)    $(5,929)
Basic and diluted net loss per share:
  As reported...................................  $  (1.83)   $  (3.97)    $ (0.12)
  Pro forma.....................................  $  (1.98)   $  (4.07)    $ (0.27)

    In all years presented, basic loss per share equals diluted loss per share because inclusion of potential common shares would be anti-dilutive due to the Company's net losses.

FIXED STOCK OPTION PLANS

    Under the Incentive Stock Plan, the Company may grant options to its employees and directors for up to 9,500,000 shares of common stock. Under the 1997 Non-Officer Stock Option Plan, the Company may grant options to its employees (who are not officers or directors) for up to 5,000,000 shares of common stock. Under both plans, options are granted at an exercise price not less than the fair market value of the stock on the date of grant. The options vest over periods up to 50 months and expire 10 years after the date of grant, except in the event of the termination or death of the employee, whereupon vested shares must be exercised within 90 days or six months, respectively, or they are canceled.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                             2000         1999         1998
                                          ----------   ----------   ----------
Estimated dividends.....................       none         none         none
Expected volatility.....................        76%          57%          57%
Risk-free interest rate.................  5.6%-6.8%    4.7%-6.6%    4.4%-5.9%
Expected life from vest date (years)....       0.32         0.28         0.29

    A summary of the status of the Company's fixed stock option plans as of December 30, 2000, January 1, 2000 and January 2, 1999, and changes during the years then ended is presented as follows:

                                                   2000                  1999                   1998
                                           --------------------   -------------------   --------------------
                                                      WEIGHTED-              WEIGHTED              WEIGHTED-
                                                        AVG.                   AVG.                  AVG.
                                            SHARES    EXERCISE     SHARES    EXERCISE    SHARES    EXERCISE
                                            (000S)      PRICE      (000S)     PRICE      (000S)      PRICE
                                           --------   ---------   --------   --------   --------   ---------
Outstanding at beginning of year.........    4,040     $11.26       3,844     $13.32      3,698     $15.98
Granted..................................    1,940       7.32       1,462       5.30      1,326       7.09
Exercised................................     (143)      6.15         (33)      6.16        (19)      5.07
Forfeited................................   (1,217)     10.06      (1,233)     10.76     (1,161)     14.82
                                            ------     ------      ------     ------     ------     ------
Outstanding at end of year...............    4,620     $10.08       4,040     $11.26      3,844     $13.32
                                            ======     ======      ======     ======     ======     ======
Options exercisable at year end..........    2,643     $12.51       2,394     $14.29      2,215     $15.97
Weighted-average fair value of options
  granted during the year................              $ 3.73                 $ 2.12                $ 2.86

    The following table summarizes information about fixed stock options outstanding at December 30, 2000:

                                                OPTIONS OUTSTANDING
                                    -------------------------------------------       OPTIONS EXERCISABLE
                                                  WEIGHTED-AVG.                   ---------------------------
                                      NUMBER        REMAINING     WEIGHTED-AVG.     NUMBER      WEIGHTED-AVG.
                                    OUTSTANDING    CONTRACTUAL      EXERCISE      EXERCISABLE     EXERCISE
RANGE OF EXERCISE PRICES              (000'S)         LIFE            PRICE         (000'S)         PRICE
------------------------            -----------   -------------   -------------   -----------   -------------
$ 3.97 -  6.19....................     1,205        8.7 years        $ 5.32            378         $ 5.29
  6.44 -  7.81....................     1,709        8.4 years          7.44            682           7.17
  8.00 - 17.13....................     1,159        5.1 years         13.14          1,037          13.47
 17.50 - 35.63....................       547        3.2 years         22.35            546          22.35
                                       -----        ---------        ------          -----         ------
                                       4,620        7.0 years        $10.08          2,643         $12.51
                                       =====        =========        ======          =====         ======

EMPLOYEE STOCK PURCHASE PLAN

    Under the Employee Stock Purchase Plan, the Company is authorized to issue up to 1,500,000 shares of common stock to its full-time employees, nearly all of whom are eligible to participate. Under the terms of the plan, employees may elect to have up to 15% of their gross salaries withheld by payroll deduction to purchase the Company's common stock. The purchase price of the stock is 85% of the lower of market price at the beginning or end of each six-month participation period. Under the plan, employees purchased 205,000, 206,000 and 162,000 shares in 2000, 1999 and 1998, respectively.

    The fair value of each stock purchase plan grant is estimated on the date of grant using the Black-Scholes model with the following assumptions:

                                             2000         1999         1998
                                          ----------   ----------   ----------
Estimated dividends.....................       none         none         none
Expected volatility.....................         76%          57%          57%
Risk-free interest rate.................   5.4%-6.2%    4.7%-4.9%    4.7%-5.4%
Expected life (years)...................        0.5          0.5          0.5
Weighted-average fair value of purchase
  rights granted........................      $2.18        $1.49        $2.34

STOCKHOLDER RIGHTS PLAN

    The Board of Directors adopted on January 24, 1991 and amended on August 23, 1995 and February 1, 2001, a Stockholder Rights Plan ("Rights Plan") in which preferred stock purchase rights were distributed as a dividend at the rate of one right for each share of Exabyte common stock held as of February 15, 1991. The Rights Plan is designed to deter coercive or unfair takeover tactics and to prevent an acquiring entity from gaining control of the Company without offering a fair price to all of the Company's stockholders. Each right will entitle the holders of the Company's common stock to purchase one one-hundredth of a share of preferred stock at an exercise price of $75, subject to adjustment in certain cases to prevent dilution. The rights are evidenced by the common stock certificates and are not exercisable or transferable apart from the common stock until the earlier of ten days after the date on which a person or group has acquired beneficial ownership of 20% or more of the common stock (an "Acquiring Entity") or ten business days after the public announcement of the commencement of a tender or exchange offer that would result in the Acquiring Entity owning 20% or more of the common stock. Further, the rights generally entitle each right holder (except the Acquiring Entity) to purchase that number of shares of the Company's common stock which equals the exercise price of the right divided by one-half of the current market price of the common stock if any person becomes the beneficial owner of 20% or more of the common stock. If an Acquiring Entity purchases at least 20% of the Company's common stock, but has not acquired 50%, the Board of Directors may exchange the rights (except those of the Acquiring Entity) for one share of common stock per right. In addition, under certain circumstances, if the Company is involved in a merger or other business combination in which the Company is not the surviving corporation, the rights entitle the holder to buy common stock of the Acquiring Entity with a market value of twice the exercise price of each right.

    The Company is generally entitled to redeem the rights for $.01 per right at any time until ten days following a public announcement that a 20% stock position has been acquired and in certain other circumstances. The rights, which do not have voting rights, will expire on February 15, 2002, unless redeemed or exchanged earlier by the Company pursuant to the Rights Plan.

NOTE 6--INCOME TAXES

    Pretax loss is subject to tax in the following jurisdictions:

                                                    2000       1999       1998
                                                  --------   --------   --------
                                                          (IN THOUSANDS)
Domestic........................................  $(40,251)  $(48,681)  $(5,374)
Foreign.........................................    (2,173)    (2,507)     (775)
                                                  --------   --------   -------
                                                  $(42,424)  $(51,188)  $(6,149)
                                                  ========   ========   =======

    The provision (benefit) for income taxes consists of the following:

                                                     2000       1999       1998
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Current:
  Federal........................................  $(1,417)   $    --    $ 2,443
  State..........................................       --         --      1,428
  Foreign........................................     (153)       274        114
Deferred:
  Federal........................................       --     31,588     (6,180)
  State..........................................       --      3,182     (1,187)
  Foreign........................................       --      2,175         --
                                                   -------    -------    -------
                                                   $(1,570)   $37,219    $(3,382)
                                                   =======    =======    =======

    Total income tax provision (benefit) differs from the amount computed by applying the U.S. federal income tax rate of 35% to loss before income taxes for the following reasons:

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
U.S. federal income tax at statutory rate...................  $(14,848)  $(17,916)  $(2,152)
State income taxes, net of federal benefit..................      (807)    (1,084)      (63)
Valuation allowance.........................................    14,599     56,149        --
Research and development Credits............................    (1,000)    (1,000)   (1,500)
Tax reserves................................................    (1,417)        --        --
Foreign taxes in excess of 35%..............................       608      1,396       376
Other.......................................................     1,295       (326)      (43)
                                                              --------   --------   -------
                                                              $ (1,570)  $ 37,219   $(3,382)
                                                              ========   ========   =======

    Deferred tax assets are attributable to the following:

                                                        DECEMBER 30,    JANUARY 1,
                                                            2000           2000
                                                        -------------   -----------
                                                              (IN THOUSANDS)
Current assets:
  Warranty reserve....................................     $ 2,857        $ 2,681
  Accounts receivable reserves........................       2,632          2,772
  Inventory reserves..................................       3,740          4,009
  Other...............................................       2,552          2,367
                                                           -------        -------
                                                            11,781         11,829
Less: valuation allowance.............................     (11,781)       (11,829)
                                                           -------        -------
                                                           $    --        $    --
                                                           =======        =======
Noncurrent assets:
  Property and equipment..............................     $ 4,936        $ 4,375
  Net operating loss carryforwards:
    Domestic..........................................      45,332         31,672
    Foreign...........................................          --          2,000
  Credit carryforwards................................       5,464          4,517
  CreekPath investment................................       1,757             --
  Goodwill............................................         814            928
  Other...............................................         664            828
                                                           -------        -------
                                                            58,967         44,320
Less: valuation allowance.............................     (58,967)       (44,320)
                                                           -------        -------
                                                           $    --        $    --
                                                           =======        =======

    During 2000, the Internal Revenue Service concluded the examination of federal income tax returns for the years 1994 through 1997 which resulted in refunds to the Company of $1,716,000. Of this amount, $1,417,000 pertained to issues for which tax reserves had been recorded in prior years and was recorded as a reduction of this provision for income taxes in the consolidated results of operations for the year ended December 30, 2000.

    As of the second quarter of 1999, the Company recorded a deferred tax valuation allowance equal to 100% of total deferred tax assets. Management considered a number of factors, including the Company's cumulative operating losses over the prior three years, short-term projected losses due to the impact of delays in the release of the M2-TM- product, as well as certain offsetting positive factors. Management concluded that a valuation allowance was required for 100% of the total deferred tax assets as it is more likely than not that the deferred tax assets will not be realized.

    At December 30, 2000, domestic net operating loss carryforwards of $112,144,000, which expire between 2018 and 2020, are available to offset future taxable income. Utilization of $6,025,000 of the carryforwards is subject to an annual limitation of $670,000 through 2005. Foreign net operating loss carryforwards may be carried forward indefinitely. In addition, the Company has unused research and development credits of $4,383,000 which expire between 2012 and 2020 and alternative minimum tax credits of $1,080,000 which may be carried forward indefinitely. Limitations on the annual amount of carryforwards which can be utilized could occur should a change in control take place.

NOTE 7--LEASE COMMITMENTS

    The Company leases its office, production and sales facilities under various operating lease arrangements. Most of the leases contain various provisions for rental adjustments including, in certain cases, a provision based on increases in the Consumer Price Index. In addition, most of the leases require the Company to pay property taxes, insurance and normal maintenance costs. The Company has sublet certain of these leased spaces to third parties. The Company also leases certain equipment under operating leases. Future minimum lease payments under non-cancelable operating lease arrangements are as follows:

                                                    GROSS                  NET
                                                    AMOUNT    SUBLEASE    AMOUNT
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
2001.............................................  $ 5,520     $  115    $ 5,405
2002.............................................    4,986         14      4,972
2003.............................................    3,890         --      3,890
2004.............................................    2,803         --      2,803
2005.............................................    1,053         --      1,053
Thereafter.......................................       --         --         --
                                                   -------     ------    -------
                                                   $18,252     $  129    $18,123
                                                   =======     ======    =======

    Rent expense aggregated $5,770,000, $5,917,000 and $5,971,000 in 2000, 1999
and 1998, respectively.

NOTE 8--EMPLOYEE BENEFIT PLAN

    The Company maintains a qualified Section 401(k) Savings Plan which allows eligible employees to contribute up to 15% of their salaries on a pre-tax basis. As of January 1, 2001, Company contributions to the plan are made in conjunction with the bi-weekly payroll and are not discretionary. The Company recorded as expense matching contributions totaling $761,000, and $917,000 in 1999 and 1998, respectively. There were no matching contributions by the Company in 2000. Company contributions are fully vested after four years of employment.

NOTE 9--SEGMENT, GEOGRAPHIC AND SALES INFORMATION

    Since 1998 all operations of the Company are considered one operating segment. Therefore, no segment disclosures have been presented. The Company will continue to review the internal reporting structure for future changes that could result in disclosure of additional segments.

    The following table details revenues from external customers by geographic area:

                                                REVENUES FROM EXTERNAL CUSTOMERS
                                                ---------------------------------
                                                  2000        1999        1998
                                                ---------   ---------   ---------
                                                         (IN THOUSANDS)
United States.................................  $156,755    $147,149    $201,973
Europe/Middle East............................    47,370      56,435      63,797
Pacific Rim...................................    13,130      14,715      17,020
Other.........................................     4,487       4,528       3,715
                                                --------    --------    --------
                                                $221,742    $222,827    $286,505
                                                ========    ========    ========

    Foreign revenue is based on the country in which the customer is located.

    The following table details long-lived asset information by geographic area:

                                                          LONG-LIVED ASSETS
                                              -----------------------------------------
                                              DECEMBER 30,    JANUARY 1,    JANUARY 2,
                                                  2000           2000          1999
                                              -------------   -----------   -----------
                                                           (IN THOUSANDS)
United States...............................     $15,982        $18,281       $22,021
Scotland....................................       3,060          3,703         3,429
Germany.....................................         576          3,132         3,313
Pacific Rim.................................         331            331           430
Other.......................................         232            285           279
                                                 -------        -------       -------
                                                 $20,181        $25,732       $29,472
                                                 =======        =======       =======

    The following table details revenue by product line:

                                                  2000       1999       1998
                                                --------   --------   --------
                                                        (IN THOUSANDS)
Drives........................................  $ 83,907   $100,714   $155,325
Libraries.....................................    74,308     46,575     56,486
Media.........................................    55,874     67,668     67,113
Service, spares and other.....................    14,811     15,450     19,091
Sales allowances..............................    (7,158)    (7,580)   (11,510)
                                                --------   --------   --------
                                                $221,742   $222,827   $286,505
                                                ========   ========   ========

    The following table summarizes sales to major customers:

                                                           NET SALES                   % OF TOTAL NET SALES
                                                 ------------------------------   ------------------------------
                                                   2000       1999       1998       2000       1999       1998
                                                 --------   --------   --------   --------   --------   --------
                                                         (IN THOUSANDS)
Ingram Micro...................................  $41,028    $29,967    $36,138      18.5%      13.5%      12.6%
Tech Data......................................   28,965     20,729     21,399      13.0        9.3        7.5
IBM............................................   24,985     33,790     43,405      11.3       15.2       15.2
Sun Microsystems...............................   16,780     24,400     31,505       7.6       11.0       11.0

    No other customers accounted for 10% or more of sales in any of these periods.

NOTE 10--QUARTERLY INFORMATION (UNAUDITED)

                                                                            2000
                                                          -----------------------------------------
                                                             Q4         Q3         Q2         Q1
                                                          --------   --------   --------   --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............................................  $60,752    $60,100    $51,314    $49,576
Gross profit............................................   14,950     11,208     13,286     10,213
Net loss................................................   (6,746)   (11,305)    (9,637)   (13,580)
Basic and diluted net loss per share....................    (0.30)     (0.50)     (0.43)     (0.60)

                                                                            1999
                                                          -----------------------------------------
                                                             Q4         Q3         Q2         Q1
                                                          --------   --------   --------   --------
                                                            (IN THOUSANDS EXCEPT PER SHARE DATA)
Net sales...............................................  $58,617    $53,041    $48,519    $62,650
Gross profit............................................   10,808      7,286      6,319     15,539
Net loss................................................  (11,913)   (17,503)   (55,491)    (3,500)
Basic and diluted net loss per share....................    (0.53)     (0.78)     (2.50)     (0.16)

NOTE 11--RESTRUCTURING

    During the third quarter of 2000, the Company incurred $3,899,000 in charges related to a restructuring, which will result in the closure of EMG. This restructuring was part of a plan adopted by the Board of Directors on July 24, 2000, which outsourced a number of manufacturing operations to Hitachi. The restructuring decision resulted in: (1) an immediate end to the manufacture of M2-TM- recording heads by EMG; (2) the planned termination of M2-TM- scanner manufacturing by EMG by approximately the first quarter of 2001; and (3) the planned shut down of the remaining M1 scanner manufacturing by the middle of 2002. No assets were transferred as a result of the decision to outsource M2-TM-scanner manufacturing to Hitachi and no technology was transferred. In addition, no write-offs were taken or restructuring charges were incurred in connection with the M2-TM- scanner outsourcing to Hitachi. There has been no change in the method of accounting from transactions between EMG and the Company and all assets not impacted by the restructuring continue to be depreciated in a consistent manner.

    These restructuring charges include employee severance and related costs of $1,613,000, excess facilities costs of $718,000, the write-off of excess inventories of $879,000, the write-off of capital equipment of $389,000 and other costs of $300,000. Workforce reductions involve 93 employees, constituting all employees of EMG. All severance payments for these employees were contractually defined, fixed and communicated during the third quarter of 2000.

    Of these restructuring costs, $2,713,000 are included in cost of sales and $1,186,000 are included in research and development costs. Approximately $1,268,000 of the total restructuring costs, which relate to the write-off of excess inventories and capital equipment, do not involve future cash payments.

    Approximately $360,000 in severance and related costs and $139,000 of other costs were paid during 2000. Employment at EMG was reduced by 40 employees as of December 30, 2000. The fixed asset writedown resulted from a decision to immediately terminate the manufacture of M2-TM- recording heads, take the underlying assets out of service and hold those assets for sale. Actual losses on sales of fixed assets were $333,000 lower than expected. Approximately $2,192,000 in accrued liabilities remain at December 30, 2000 for lease payments due on excess facilities, severance and related costs.

    The following table summarizes the activity related to this reserve for 2000:

                                                                                   FIXED
                                             SEVERANCE                INVENTORY    ASSET
                                                AND        EXCESS      WRITE-      WRITE
                                              RELATED    FACILITIES     DOWN        DOWN      OTHER      TOTAL
                                             ---------   ----------   ---------   --------   --------   --------
                                                                       (IN THOUSANDS)
Restructuring charges......................   $1,613        $718        $ 879      $ 389      $ 300      $3,899
Asset write downs..........................       --          --         (879)        --         --        (879)
Loss on sale of assets.....................       --          --           --        (56)        --         (56)
Cash payment...............................     (360)         --           --         --       (139)       (499)
Additional charges/ adjustments............       74          41           --       (333)       (55)       (273)
                                              ------        ----        -----      -----      -----      ------
Balance, December 30, 2000.................   $1,327        $759           --         --      $ 106      $2,192
                                              ======        ====        =====      =====      =====      ======

    During the third quarter of 1999, management determined that the division of the Company into three operating segments was no longer appropriate due to the amount of overhead required to maintain this structure. The Company incurred $2,446,000 in pretax restructuring charges to combine its three operating segments under common management. These costs included severance, outplacement and benefits for the resulting workforce reduction of approximately 143 employees. All areas of the Company were impacted by the workforce reduction.

    Approximately $664,000 of these costs were included in cost of sales, $1,453,000 were included in selling, general and administrative costs and $328,000 were included in research and development costs.

    Severance and related costs of $2,154,000 were paid in cash during 1999. The remaining severance and related cost accruals were paid during the first half of 2000.

    The following table summarizes the activity related to the 1999 restructuring reserve for 1999 and 2000:

                                                              SEVERANCE AND
                                                                 RELATED
                                                              --------------
                                                              (IN THOUSANDS)
Restructuring charges.......................................       $2,446
Cash payments...............................................       (2,154)
                                                                   ------
Balance, January 1, 2000....................................          292
Cash payments...............................................         (292)
                                                                   ------
Balance, December 30, 2000..................................       $   --
                                                                   ======

NOTE 12--CONTINGENCIES

    The Company is, from time to time, subjected to certain claims, assertions or litigation by outside parties as part of its ongoing business operations. The outcomes of any such contingencies are not expected to have a material adverse impact on the financial condition or results of the operations of the Company.

    During 1999 the Company was engaged in a patent dispute with Ecrix Corporation, whereby the Company alleged unauthorized use of Exabyte patents by Ecrix. When negotiations failed, a series of Complaints and Cross-Complaints were filed by both parties. In June 2000 the parties entered into a settlement agreement. Ecrix agreed to reimburse the Company for $450,000 of legal fees associated with the dispute. In addition, Ecrix issued a $300,000 note payable, which was paid in December 2000, to the Company as well as 400,000 shares of Ecrix Series D preferred stock, with an estimated fair value of $0.80 per share. The Company is accounting for the investment in Series D preferred stock using the cost method. The investment is included in other long-term assets in the accompanying balance sheet.

    The Company has entered into development agreements with Hitachi Corporation for the development of certain M2 and M3 components and manufacture of engineering prototypes. Under these agreements, which are cancelable by either party by giving notice and without cost or penalty, the Company will retain all technology rights for data storage applications. Neither party is obligated to pay royalties. Amounts are expensed based upon the performance of services by Hitachi or receipt of engineering prototypes.

NOTE 13--INVESTMENT IN CREEKPATH SYSTEMS, INC.

    In December 1999, the Company formed a wholly owned subsidiary, CreekPath Systems Inc. ("CreekPath"), and received 10,000 shares of CreekPath common stock in exchange for $1,000. CreekPath is a developer of solutions, which enable the economical delivery of managed storage services. CreekPath had no operations during 1999.

    During 2000, the Company received 8,500,000 shares of CreekPath Series A Convertible preferred stock in exchange for the contribution of certain intellectual property and $3,312,000 which includes cash, payment of operating expenses on behalf of CreekPath and fixed assets. Until December 20, 2000, Exabyte owned 100% of the outstanding common and preferred stock of CreekPath. Accordingly, the Company consolidated the results of CreekPath into the Company's financial statements.

    On December 20, 2000, CreekPath sold 16,550,000 shares of Series B Convertible preferred stock in exchange for (1) the conversion of approximately $2,100,000 in convertible bridge loans with Exabyte, whereby Exabyte received 1,500,000 shares of Series B convertible preferred stock; and (2) $15,500,000 in cash proceeds from outside investors. Of the total offering, 5,000,000 shares were issued to outside investors in January 2001 and the related proceeds of $5,000,000 were received subsequent to year end. As a result of this transaction, Exabyte no longer controlled CreekPath as the Company held less than a majority of the outstanding voting stock. Accordingly, the Company's investment was accounted for on the equity method as of December 20, 2000, on a prospective basis.

    Series A and B preferred stock have essentially identical rights which include (1) voting rights identical to common stock; (2) a liquidation preference over common stock; and (3) conversion rights, at the option of the holder, into an equal number of common shares. All of the outstanding common and preferred shares of CreekPath are not registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and have further contractual restrictions on subsequent sales.

    As of December 30, 2000 and for the fiscal year then ended, CreekPath had the following balance sheet and results of operations:

                                                                  (IN
                                                              THOUSANDS)
Balance Sheet:
Current assets, including cash of $9,547....................    $ 9,688
Non-current assets..........................................      2,427
                                                                -------
                                                                $12,115
                                                                =======
Current liabilities.........................................    $ 1,743
Stockholders' equity........................................     10,372
                                                                -------
                                                                $12,115
                                                                =======
Results of operations:
Revenue.....................................................    $   230
Costs and expenses..........................................      5,188
                                                                -------
Net loss....................................................    $(4,958)
                                                                =======

    During 2000, the majority of CreekPath's revenue related to contracted services. Exabyte reflected losses of $4,607,000 through consolidation and $414,000 of losses under the equity method. As of December 30, 2000, the Company's carrying amount of its investment in CreekPath was $343,000, which is recorded in other long-term assets.

NOTE 14--SUBSEQUENT EVENTS

    On January 29, 2001, the Company issued a warrant to purchase up to 150,000 shares of common stock at a price of $1.50 per share to its investment advisor. The warrants have a term of one year.

    In March 2001, the Company completed a reduction in its workforce in order to reduce expenses, minimize ongoing cash consumption and to simplify its management structure. These reductions reduced the workforce by approximately 235 persons and will result in a severance charge to operations in the first quarter of 2001 of approximately $498,000.

    As of March 31, 2001, the Company was in violation of the tangible net worth covenant of its line of credit agreement with Congress Financial Corporation. On April 12, 2001, Congress waived the covenant violation.

    On April 12, 2001, the Company entered into an agreement with a private investor, whereby the Company agreed to issue 1,500,000 shares of Series G preferred stock to the investor for total proceeds of $3,000,000. The dividends accrue at a rate of 9% per annum and are compounded if not paid. Dividends must be paid in cash, except that they may be paid in shares of common stock, at a price of $2.00 per share, if we are prohibited from paying cash dividends under any agreement in place as of April 16, 2001. Our bank line of credit agreement with Congress Financial Corporation currently prohibits the payment of cash dividends. Series G preferred stock has a liquidation preference over common stock and conversion rights, at the option of the holder, into shares of common stock at a conversion price of $2.40 per share subject to adjustment. The holder of the Series G preferred stock is entitled to vote with shares of common stock (and not as a separate class) on an as-converted basis at any annual or special meeting of the Company's stockholders; provided, however, that without the prior written unanimous consent of the Series G preferred stock, the Company may not take certain actions, including asset transfer or acquisition (which terms are defined in the Certificate of Designation). The Company has agreed to register for resale the shares of Series G preferred stock as well as the underlying shares of common stock issuable upon conversion, or payment of dividends when, as and if, declared by the board of directors on the Series G preferred stock. The terms of the Series G share purchase agreement prohibit the Company, except for certain permitted issuances, from selling common stock, or securities convertible or exercisable into common stock during the period ended June 15, 2001 for a price per share, or having an exercise or conversion price per share, of less than $2.40. In that case, the Company is required to pay an amount in cash equal to the difference between the sale price and $2.40 multiplied by the number of shares of common stock into which the Series G preferred stock is then convertible. The Company is also prohibited from taking certain actions, such as an asset transfer or acquisition, without the unanimous prior written consent of the Series G preferred stockholders.

                            SHAREHOLDER INFORMATION

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting will be held at 9:00 a.m. on June 1, 2001, at Exabyte Corporate Headquarters in Boulder, Colorado.

CORPORATE HEADQUARTERS

1685 38th Street
Boulder, CO 80301
Telephone: 303-442-4333
Fax: 303-417-7170

EXABYTE PRODUCT INFORMATION

1-800-Exabyte Corporation

EXABYTE INTERNET ADDRESS

http://www.exabyte.com
http://www.mammothtape.com
http://www.m2wins.com

TRANSFER AGENT AND REGISTRAR

BankBoston, N.A.
c/o EquiServe Limited Partnership
P.O. Box 8040
Boston, MA 02266-8040
Shareholder inquiries: 1-800-730-6001
www.equiserve.com

OUTSIDE LEGAL COUNSEL

Holland & Hart LLP
555 Seventeenth Street
Suite 3200
Denver, Colorado 80202
SALES AND TECHNICAL SUPPORT

For sales and technical support information in the U.S. and Canada, call 1-800-EXABYTE.

  FIELD OFFICES
  Campbell, CA            Mission Viejo, CA
  Boulder, CO             Oakbrook, IL
  Walpole, MA             Annapolis, MD
  Mississauga, Ontario,
    Canada                Houston, TX
  Beijing, China          86-10-62535386
  Frankfurt, German       49-6103-90960
  Hong Kong               852-276-27891
  Manchester, England     44-1492-874855
  Paris, France           33-16935-3340
  Shanghai, China         86-21-85342616
  Singapore               65-2716331
  Utrecht, The
  Netherlands             31-30-2548800

CORPORATE AND INVESTOR INFORMATION

Stacy Flagg
Manager Corporate Communications and Risk
  Management
Exabyte Corporation
1685 38th Street
Boulder, CO 80301
303-417-7825
EXAFAX: 201-946-0091

FORM 10-K

A copy of Exabyte Corporation's Form 10-K as filed with the Securities and Exchange Commission is available, free of charge, upon request to the Investor Relations Department.

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP
950 17th Street, Suite 2500
Denver, Colorado 80202

STOCK INFORMATION

Exabyte's common stock has been traded in the over-the-counter market and has been quoted in the National Market System of the Nasdaq Stock Market ("Nasdaq") under the symbol EXBT since the Company's initial public offering on October 19, 1989. For the calendar quarters indicated, the following table shows the high and low trading prices of the Company's common stock as reported on Nasdaq.

CALENDAR YEAR                       HIGH           LOW
-------------                    -----------   -----------
2000
First Quarter..................  $6 5/8        $4 7/16
Second Quarter.................   6 3/32        3 11/16
Third Quarter..................   5 3/32        3 3/8
Fourth Quarter.................   9 1/8         4 1/4

1999
First Quarter..................  $6 5/8        $4 7/16
Second Quarter.................   6 3/32        3 11/16
Third Quarter..................   5 3/32        3 3/8
Fourth Quarter.................   9 1/8         4 1/4

On April 25, 2001, Exabyte had 509 holders of record of its common stock. The reported closing price of the common stock was $1.09. Exabyte has never paid cash dividends on its common stock. Exabyte presently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends on its common stock in the foreseeable future.

                             DIRECTORS AND OFFICERS

EXABYTE DIRECTORS

WILLIAM L. MARRINER, 48
CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER
Exabyte Corporation
Elected 1997

PETER D. BEHRENDT, 62
CHAIRMAN OF THE BOARD
Troika Networks
Elected 1987

STEPHEN C. JOHNSON, 58
MANAGING PARTNER
The Slingshot Group
Elected 1998

A. LAURENCE JONES, 48
PRESIDENT
Messagemedia, Inc.
Elected 1998

THOMAS E. PARDUN, 57
CHAIRMAN OF THE BOARD,
CHIEF EXECUTIVE OFFICER
edge2net
Elected 1995

RALPH Z. SORENSON, 67
PROFESSOR EMERITUS
University of Colorado
College of Business and Administration
Elected 1993

OTHER EXABYTE OFFICERS

STEPHEN F. SMITH, 51
VICE PRESIDENT, CHIEF FINANCIAL OFFICER,
GENERAL COUNSEL AND SECRETARY

                                     PROXY

                             EXABYTE CORPORATION

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 1, 2001.

     The undersigned hereby appoints William L. Marriner and Stephen F. Smith, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exabyte Corporation (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's principal executive offices, 1685 38th Street, Boulder, Colorado 80301 on Friday, June 1, 2001 at 9 a.m., and at any and all continuations, postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     ON THE REVERSE SIDE OF THIS CARD ARE INSTRUCTIONS ON HOW TO GRANT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET, AS PERMITTED BY DELAWARE LAW. THE NAMED PROXIES ARE AUTHORIZED TO VOTE YOUR SHARES AS IF YOU MAILED IN YOUR COMPLETED PROXY CARD.

/SEE REVERSE SIDE/         CONTINUED ON REVERSE SIDE       /SEE REVERSE SIDE/

EXABYTE CORPORATION

c/o EquiServe
P.O. Box 9398
Boston, MA 02205-9398


VOTE BY TELEPHONE

It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683).


Follow these four easy steps:

1. Read the accompanying Proxy Statement/Prospectus and Proxy Card.

2. Call the toll-free number
   1-877-PRX-VOTE (1-877-779-8683).

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4. Follow the recorded instructions.

YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!

VOTE BY INTERNET

It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1. Read the accompanying Proxy Statement/Prospectus and Proxy Card.

2. Go to the Website
   http://www.eproxyvote.com/exbt

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4. Follow the instructions provided.

YOUR VOTE IS IMPORTANT!
Go to http://www.eproxyvote.com/exbt anytime!


DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET



/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE

MANAGEMENT RECOMMENDS A VOTE FOR EACH OF THE NAMED NOMINEES AND FOR PROPOSAL 2.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS.

1. To elect three directors to hold office until the 2004 Annual Meeting of Stockholders.

Nominees: (01) Peter D. Behrendt, (02) Stephen C. Johnson, and (03) A. Laurence Jones.

FOR ALL           WITHHELD FROM
NOMINEES  / /     ALL NOMINEES  / /

/ /______________________________________
   For all nominees except as noted above


2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 29, 2001.

      FOR         AGAINST       ABSTAIN
      / /          / /           / /


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  / /

Please sign exactly as your name appears on this card. If the stock is registered in the names of two or more person, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


Signature:
          ----------------------------------------

Date:
          ----------------------------------------

Signature:
          ----------------------------------------

Date:
          ----------------------------------------